Execution Version

PURCHASE AND SALE AGREEMENT

among

SUMMIT MIDSTREAM HOLDINGS, LLC

as Seller,

LONGWOOD GATHERING AND DISPOSAL SYSTEMS, LP

as Buyer, and
SOLELY FOR THE LIMITED PURPOSES AS SET FORTH IN SECTION 10.27, SUMMIT MIDSTREAM PARTNERS, LP
as Summit Parent, dated as of June 9, 2022

Table of Contents

Page
ARTICLE I    DEFINITIONS AND CONSTRUCTION    1
1.1Definitions    1
1.2Rules of Construction    12
ARTICLE II    PURCHASE AND SALE AND CLOSING    13
2.1Purchase and Sale    13
2.2Purchase Price    13
2.3Closing    14
2.4Closing Deliveries by Seller to Buyer    14
2.5Closing Deliveries by Buyer to Seller    15
2.6Working Capital Adjustment    15
2.7Tax Withholding    16
2.8Express Exclusion of Operations Services from the Purchase and Sale    17
ARTICLE III    REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES    17
3.1Organization; Good Standing; Authority    17
3.2Capitalization of Each Company    18
3.3No Conflicts; Consents and Approvals    18
3.4Financial Statements    19
3.5Absence of Changes    19
3.6Compliance with Applicable Laws    20
3.7Intellectual Property    20
3.8Absence of Litigation    20
3.9Real Property    20
3.10Personal Property    22
3.11Regulatory Status    22
3.12Environmental Matters    22
3.13Taxes    23
3.14Contracts    24
3.15Employees    26
3.16Employee Benefit Plans    26
3.17Transactions with Affiliates    26
3.18Surety Bonds and Credit    26
3.19No Bankruptcy    26
3.20No Undisclosed Material Liabilities; Indebtedness    26
3.21Insurance    26
3.22Bank Accounts    27
3.23Throughput Data    27
3.24Capital Commitments; Capital Expenditures    27
3.25Imbalances    27
3.26Preferential Rights    27
3.27Data Privacy and Security    27
Confidential
i

3.28     Accounts Receivable; Payable and Purchase Orders    28
3.29    Condition and Sufficiency of the Assets    28
ARTICLE IV    REPRESENTATIONS AND WARRANTIES REGARDING SELLER    28
4.1Organization; Good Standing    28
4.2Authority    28
4.3Ownership of the Interests    29
4.4No Conflicts; Consents and Approvals    29
4.5Legal Proceedings    29
4.6Broker’s Commissions    29
4.7No Bankruptcy    29
4.8Financial Resources    29
ARTICLE V    REPRESENTATIONS AND WARRANTIES REGARDING BUYER    30
5.1Organization; Good Standing    30
5.2Authority    30
5.3No Conflicts; Consents and Approvals    30
5.4Legal Proceedings    30
5.5Acquisition as Investment    30
5.6Financial Resources    31
5.7Opportunity for Independent Investigation    31
5.8Broker’s Commissions    32
5.9Solvency    32
ARTICLE VI    COVENANTS    32
6.1Interim Period Operations    32
6.2Access of Buyer    34
6.3Regulatory and Other Approvals    35
6.4Resignation and Removal    35
6.5Payments; Distributions    36
6.6Tax Matters    36
6.7Public Announcements    39
6.8Removal of Name    39
6.9Further Assurances    39
6.10R&W Policy    39
6.11Confidentiality    40
6.12No Shop    40
6.13Release    40
6.14Non-Solicitation and Non-Competition    41
6.15Notice of Events    43
6.16Assignment and Assumption of Certain Excluded Liabilities    43
6.17Continuing Employees    44
6.18Third Party Consents    44
6.19IRB Arrangement    44
6.20Double E    44
6.21Surety Bond Replacement    44
6.22Termination of Summit Marketing Transaction Confirmation    44
Confidential
ii

6.23Post-Closing Matters    44
ARTICLE VII    BUYER’S CONDITIONS TO CLOSING    45
7.1Representations and Warranties    45
7.2Performance    45
7.3No Material Adverse Effect    45
7.4Officer’s Certificate    45
7.5Orders and Laws    45
7.6Deliverables    45
ARTICLE VIII    SELLER’S CONDITIONS TO CLOSING    45
8.1Representations and Warranties    46
8.2Performance    46
8.3Officer’s Certificate    46
8.4Orders and Laws    46
8.5Deliverables    46
8.6Double E FTSA    46
ARTICLE IX    TERMINATION    46
9.1Right of Termination    46
9.2Effect of Termination    47
9.3Return of Documentation    48
ARTICLE X    MISCELLANEOUS    48
10.1Survival    48
10.2Sole and Exclusive Remedy    49
10.3Indemnification by Seller    49
10.4Indemnification by Buyer    50
10.5Indemnification Order of Recovery    50
10.6Limits on Indemnification    50
10.7Indemnification Procedures    52
10.8Waiver of Other Representations    54
10.9Exclusive Remedy    54
10.10Access to Information    55
10.11Dispute Resolution    55
10.12Damages Waiver    55
10.13Notices    56
10.14Entire Agreement    57
10.15Expenses    57
10.16Disclosure    57
10.17Waiver    58
10.18Amendment    58
10.19No Third Party Beneficiary    58
10.20Assignment; Binding Effect    58
10.21Invalid Provisions    58
10.22Counterparts; Facsimile    58
10.23Governing Law; Enforcement    58

10.24    Specific Performance    59
10.25    No Recourse    59
10.26    Legal Representation    60
10.27    Summit Parent    60

Exhibits

Exhibit A    –    Assignment Agreement Exhibit B    –    Summit Permian System Exhibit C    –    Transition Services Agreement Exhibit D    –    Excluded Liability
Exhibit E    –    R&W Policy
Exhibit F    –    Double E Release Agreement Exhibit G    –    IRB Project Site
Exhibit H    –    Post-Closing Matters

Schedules

Schedule 1.1-PI    –    Permitted Indebtedness
Schedule 1.1-NWC    –    Sample Net Working Capital Calculation Schedule 1.1-PL    –    Permitted Liens
Schedule 2.2(c)    –    Assumed Indebtedness Schedule 2.4(e)    –    Required Consents Schedule 3.2(a)    –    Capitalization Schedule 3.2(f)    –    Equity Interests Schedule 3.3    –    Consents
Schedule 3.5    –    Absence of Changes
Schedule 3.6    –    Compliance with Applicable Laws Schedule 3.6-P    –    Permits
Schedule 3.8    –    Absence of Litigation Schedule 3.9(a)    –    Owned Real Property Schedule 3.9(b)    –    Real Property Leases Schedule 3.9(c)    –    Real Property Easements Schedule 3.9(e)    –    Gaps
Schedule 3.9(g)    –    Certain Real Property and Easements Schedule 3.10    –    Personal Property
Schedule 3.12    –    Environmental Matters Schedule 3.12(a)-P –    Environmental Permits Schedule 3.13    –    Taxes
Schedule 3.14    –    Material Contracts Schedule 3.17    –    Transactions with Affiliates Schedule 3.18    –    Surety Bonds and Credit
Schedule 3.20    –    Material Liabilities; Indebtedness Schedule 3.21    –    Insurance
Schedule 3.22    –    Bank Accounts; Powers of Attorney Schedule 3.23    –    Throughput Data
Schedule 3.24    –    Capital Commitments Schedule 3.25    –    Imbalances
Schedule 3.28    –    Open Orders
Schedule 4.4    –    Conflicts; Consents and Approvals Schedule 6.1    –    Interim Period Operations

Schedule 6.17    –    Continuing Employees

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of June 9, 2022 (this “Agreement”), is made and entered into by and among Summit Midstream Holdings, LLC, a Delaware limited liability company (“Seller”), Longwood Gathering and Disposal Systems, LP, a Texas limited partnership (“Buyer”), and solely for the limited purposes as set forth in Section 10.27, Summit Midstream Partners, LP, a Delaware limited partnership (“Summit Parent”).

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 100% of the issued and outstanding Equity Interests (as defined herein) (the “Interests”) in Summit Midstream Permian, LLC, a Delaware limited liability company (“Summit Permian”), on the terms and subject to the conditions set forth herein;

WHEREAS, Summit Permian owns 100% of the issued and outstanding limited liability company interests in Summit Midstream Permian Finance, LLC, a Delaware limited liability company (“Permian Finance”; Summit Permian and Permian Finance are each referred to herein as a “Company” and collectively referred to herein as the “Companies”); and

WHEREAS, contemporaneously with the Closing, Summit Marketing and MRC Permian, as Affiliates of the Seller and Buyer, respectively, shall enter into that certain Prearranged Permanent Capacity Release Agreement, dated as of the Closing Date, by and between Summit Marketing and MRC Permian, in substantially the form attached hereto as Exhibit F (the “Double E Release Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS AND CONSTRUCTION

1.1Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the United States Securities Act of 1933, as amended. “Acquired Business” has the meaning given to it in Section 6.14(c).
“Actual Fraud” means (i) an Executive Person made an oral representation or any Representative of the Seller made a written representation in this Agreement, any Transaction Document or in the Data Room, either of which was false, with the actual and present knowledge on the part of the Person making such representation that such representation was false, (ii) the Person making such representation intended to induce another Person party to this Agreement to act upon such representation, (iii) such Person party to this Agreement to whom such representation was made actually and justifiably relied upon such representation, and (iv) such Person to whom such representation was made suffered injury as a direct result of relying upon such representation.

“Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with such Person. The Companies shall be considered Affiliates of Seller prior to and at Closing and Affiliates of Buyer after Closing. In this context “control” means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the United States Securities Exchange Act of 1934, as amended) of one or both of the following:

(a)(i) in the case of a corporation, more than 50% of the direct or indirect economic interest in the outstanding equity securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and (iv) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or

(b)in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.

“Agreement” has the meaning given to it in the Preamble.

“Allocation Schedule” has the meaning given to it in Section 6.6(f)(i).

“Arbitration” is defined in Exhibit D.

“Assets” of any Person means all properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, and with respect to the Companies, includes all such properties used in connection with the Business.

“Assignment Agreement” has the meaning given to it in Section 2.4(a).

“Base Purchase Price” has the meaning given to it in Section 2.2(a).

“Business” means the development, ownership and operation by Seller of the Summit Permian System, and other activities that are incidental thereto, and all other activities and operations of the Companies conducted during the 12-month period prior to the date hereof.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties of Buyer in Article V; provided, however, that Section 5.3(b), Section 5.3(c) and Section 5.3(d) (No Conflicts; Consents and Approvals) shall not constitute Buyer Fundamental Representations.

“Buyer Indemnified Parties” has the meaning given to it in Section 10.3.

“Buyer Released Claim” has the meaning given to it in Section 6.13(b).

“Buyer Released Party” has the meaning given to it in Section 6.13(a).

“Cash” means money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination.

“Change of Control” means the occurrence of (a) any consolidation or merger of Summit Parent with or into any other entity, or any other corporate reorganization or transaction (including the acquisition or issuance of common equity (stock, partnership units, or otherwise) of Summit Parent), whether or not Summit Parent is a party thereto, after giving effect to which (i) in excess of 50% of the Common Units or Summit Parent’s voting power is beneficially owned by any Person or “group” (as such term is used in Rule 13d-5 under the Exchange Act) that is not an Affiliate of Summit Parent at the time of such Change of Control or (ii) the common equity holders of Summit Parent (through stock, partnership units, or otherwise) and their respective Affiliates prior to such consolidation, merger, reorganization or other transaction shall cease to have a majority of the voting power of, or the power to elect a majority of the entire board of the directors of, Summit Parent or other surviving entity; or (b) a sale of all or substantially all of the assets of Summit Parent and its Affiliates to any Person or “group” (as such term is used in Rule 13d-5 under the Exchange Act) that is not an Affiliate of Summit Parent at the time of the Change of Control.

“Charter Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement and/or such other organizational documents of such Person which establish the legal personality of such Person.

“Claim” means any demand, claim, action, cause of action, inquiry, audit, notice of violation, citation, summons, subpoena, investigation, review or Proceeding.

“Closing” has the meaning given to it in Section 2.3.

“Closing Date” means June 30, 2022, unless the Parties mutually agree to an earlier date for the Closing.

“Closing Purchase Price” means the Purchase Price determined at the Closing pursuant to Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Units” means the common units representing limited partner interests in Summit Parent.

“Company” or “Companies” has the meaning given to it in the Recitals. “Competitive Activities” has the meaning given to it in Section 6.14(c).
“Confidential Material” means all information (written or oral) that is confidential, proprietary or not otherwise generally available to the public that relates to any Company or the Business, whether disclosed prior to, on or after the date hereof. The term “Confidential Material” shall not include (a) information that is or becomes generally available to the public, other than as a result of disclosure by Seller, its Affiliates or Representatives in violation of this Agreement,
(b) information that is or becomes available to Seller, its Affiliates or its or their Representatives from a Person other than Buyer or any Company on a non-confidential basis, provided, that such Person was not reasonably known by Seller, its Affiliates or its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer, any Company or any of the Representatives of a Company with respect to such materials, or (c) information developed by Seller or any of its Affiliates independently of and without use or reference to any Confidential Material.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Summit Parent and MRC Permian Company, dated as of March 8, 2022.

“Continuing Employee” has the meaning given it in Section 6.17.

“Contract” means any legally binding contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, deed of trust or arrangement, in each case, whether written or oral.

“Data Room” shall mean the data site maintained by Seller and its Representatives in connection with the transactions completed in this Agreement.

“Data Security Requirements” means the following, to the extent applicable to the Companies, in each case solely to the extent relating to any privileged or proprietary information that, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, would cause serious harm to the organization owning it, or any matters relating to data privacy, protection or security or the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such information:
(i) all Privacy and Security Laws and other applicable Laws; (ii) the Companies’ respective rules, policies and procedures; (iii) Contracts to which any Company is bound.

“Dispute” has the meaning given to it in Section 10.11.

“Double E” shall mean Double E Pipeline, LLC, a Delaware limited liability company.

“Double E FTSA” shall mean, collectively, (i) that certain Firm Transportation Services Agreement No. FTS004, by and between Double E and Summit Marketing; and (ii) that certain

Negotiated Rate Letter Agreement to Firm Transportation Services Agreement No. FTS004, by and between Double E and Summit Marketing.

“Double E Pipeline” means the pipeline system owned by Double E as of the date hereof. “Double E Release Agreement” has the meaning given to it in the Recitals.
“Due Diligence Information” has the meaning given to it in Section 5.7(b).

“Environmental Laws” means any and all federal, state and local Laws pertaining to pollution, protection of the environment or natural resources, or the Release of, or exposure to, Hazardous Materials, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, and comparable state and local counterparts.
“Environmental Permits” means any Permit issued pursuant to Environmental Laws. “Equity Interests” means capital stock, partnership or membership interests or units
(whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Net Working Capital” means Seller’s good faith estimate of the Net Working
Capital as of the close of business on the Business Day immediately preceding the Closing Date.

“Executive Person” means each of J. Heath Deneke, Ryan Simmons, James Johnston, Hugo Guerrero, Bill Mault and Dakota Lee.

“Excluded Claims” are defined in Exhibit D.

“Excluded Liabilities” means all Losses arising from, based upon, related to or associated with the matters set forth on Exhibit D.

“FERC” means the Federal Energy Regulatory Commission.

“Final Purchase Price” means the final adjusted Purchase Price determined as of the Final Purchase Price Determination Date pursuant to Section 2.6(b).

“Final Purchase Price Determination Date” has the meaning given to it in Section 2.6(b).

“Financial Statements” has the meaning given to it in Section 3.4.

“FTSA” means that certain Firm Transportation Service Agreement attached as Attachment A to the Double E Release Agreement by and between Double E and MRC Permian.

“Fundamental Representations” means the Seller Fundamental Representations and the Buyer Fundamental Representations, collectively.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any applicable federal, state, tribal or local governmental authority, agency, board, commission, council court or official in the United States or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means each substance designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Laws, including any petroleum or petroleum-derived substance, waste or additive, asbestos, asbestos-containing material, polychlorinated biphenyl, per- or polyfluoroalkyl substance or radioactive compound.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP, penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from any Company in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,
(e) all guarantees, whether direct or indirect, by such Person of Indebtedness of others, (f) obligations of such Person under a lease and other similar arrangements conveying the right to use that are required to be classified under GAAP as a liability (including pursuant to Accounting Standards Update, Leases (Topic 842)), (g) with respect to the Companies, any Transaction Expenses that remain unpaid as of the Closing and (h) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP; provided, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business that are reflected on the Financial Statements and included in the calculation of Net Working Capital; provided, further, that any items set forth on Schedule 1.1-PI shall not be treated as items of Indebtedness.

“Indemnification Claim” has the meaning given to it in Section 10.7(a).

“Indemnified Parties” means (a) with respect to the Losses described in Section 10.3, the Buyer Indemnified Parties, and (b) with respect to the Losses described in Section 10.4, the Seller Indemnified Parties.

“Indemnifying Party” means (a) with respect to the Losses described in Section 10.3, the Seller, and (b) with respect to the Losses described in Section 10.4, the Buyer.

“Intellectual Property Rights” means material rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks and trade names;
(b) patents; (c) copyrights; (d) internet domain names; (e) licenses, software, systems, trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Interests” has the meaning given to it in the Recitals. “Interim Period” has the meaning given to it in Section 6.1(a).
“IRB Arrangement” means that certain Industrial Revenue Bond (Summit Midstream Permian, LLC Project) Series 2017 issued by the State of New Mexico and the related Lease Agreement by and between Eddy County, New Mexico and Summit Permian, dated as of December 1, 2017.

“IRB Assets” means the various real property located in the unincorporated portion of Eddy County, New Mexico and all improvements installed and to be installed thereon or therein, all equipment, furniture, furnishings, machines, packaging, process and other systems and all other personal property of any kind which is subject to depreciation for federal income tax purposes and is suitable for use and used in the IRB Facility, including the natural gas processing facility, three gathering compressor stations and certain gathering pipelines and residue gas outlet and takeaway gas pipelines, including, without limitation, the IRB Project Site.

“IRB Facility” means a natural gas processing facility operated or to be operated by Summit Permian and located approximately 25 miles east-northeast of Carlsbad, New Mexico, and related pipelines, including gathering pipelines and compressor stations.

“IRB Project Site” is defined on Exhibit G.

“Knowledge” when used in a particular representation or warranty in this Agreement with respect to Seller, means the actual knowledge of an Executive Person, after reasonable due inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances, court or other orders of a Governmental Authority and other pronouncements having the effect of law of any Governmental Authority.

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien (statutory or other), encumbrance, equitable interest, option, warranty, purchase right, right of first refusal or offer, lease, or other similar burden or property interest.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, awards, damages, Taxes, Claims, fines, penalties, deficiencies, costs or expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts, other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment and the cost of investigation and enforcement of any right to indemnification hereunder and the cost of pursuing any insurance providers). For the avoidance of doubt, any retention amount owed under the R&W Policy shall not be considered in the calculation of Loss.

“Material Adverse Effect” when used with respect to the Companies, the Business, or the Companies’ Assets, means any change, circumstance or effect that is materially adverse to (a) the business, operations, results of operations or financial condition of the Companies taken as a whole, or (b) the validity or enforceability of this Agreement, but excluding (in the case of clause
(a) hereof) any of the foregoing resulting from (i) general economic, financial and credit conditions, (ii) changes or conditions in financial or securities markets and interest and exchange rates, (iii) changes in, or conditions affecting, the price of hydrocarbons, the oil and gas midstream industry generally or the Delaware and Permian Basins specifically (including any reduction in drilling activity or associated reduction in production), (iv) the execution of this Agreement and the announcement or completion thereof, (v) any act or omission by Seller or the Companies taken as required by or permitted under this Agreement or with prior written consent of Buyer, (vi) any act or omission of Buyer, (vii) changes in national or international political conditions, or any shutdown of the United Sates federal government or any default on the debt obligations of any sovereign entity, (viii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or any similar disorder, including acts of terrorism, sanctions, interruptions of trade, embargoes and pandemics (whether regional, national or international), and any actions taken in response thereto,
(ix)acts of God, including any hurricane, flood, tornado, earthquake or other natural disaster or climate change and any escalation or worsening thereof and any actions taken in response thereto,
(x)any change in applicable Laws or accounting requirements or principles imposed upon the Companies or their respective businesses, including GAAP, or the interpretations thereof, (xi) any change in the credit rating and/or outlook of Summit Parent or any of the Companies or any of their respective securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (xii) any decline in market price of Summit Parent’s common units or a failure of Summit Parent or the Companies to meet any internal or external projections or forecasts or any estimates of revenue or earnings for any period (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (xiii) natural declines in well performance or reclassification or recalculation of reserves, (xiv) the failure of FERC to have or maintain a quorum that allows it to render orders and (xv) any matters or disclosures set forth in the Schedules as of the date hereof; but, solely in the case of the foregoing clauses (viii) and (ix), only to the extent that the Companies, taken as a whole, are adversely affected in a materially disproportionate manner as compared to other participants in the oil and gas midstream industry in the United States.

“Material Contracts” has the meaning given to it in Section 3.14(a).

“MRC Permian” means MRC Permian Company, a Texas corporation.

“NRA” means that certain Negotiated Rate Agreement attached as Attachment B to the Double E Release Agreement by and between Double E and MRC Permian.

“Net Working Capital” means, as of a particular date or time, (a) the sum of the current assets of the Companies other than Cash less (b) the sum of the current liabilities of the Companies. Notwithstanding anything in this Agreement to the contrary, all Tax assets and liabilities will be excluded from the calculation of Net Working Capital. For illustrative purposes only, attached as Schedule 1.1-NWC is a sample calculation of Net Working Capital prepared by the Parties as of March 31, 2022.

“NGA” means the Natural Gas Act of 1938.

“Non-Company Affiliate” means any Affiliate of Seller, except for the Companies.
“Non-Recourse Party” has the meaning given to it in Section 10.25.
“Operations Services” has the meaning given to it in Section 2.8.

“Outside Date” has the meaning given to it in Section 9.1(b).

“Party” means each of Buyer and Seller and “Parties” means, together, Buyer and Seller. “Payoff Letter” has the meaning given to it in Section 2.4(g).
“Permian Finance” has the meaning given to it in the Recitals.

“Permits” means all permits, licenses or authorizations from any Governmental Authority.
“Permitted Lien” means, as to any Company, (a) any Lien for Taxes not yet due or payable or being contested in good faith by appropriate proceedings, (b) any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or payable or which is being contested in good faith by or on behalf of such Company, (c) all matters that are disclosed in the deed or instrument conveying such property have either been disclosed on Schedule 1.1-PL or are not material to the Business, (d) purchase money Liens arising in the ordinary course of business, (e) zoning, planning and other similar limitations and restrictions and all rights of any Governmental Authority to regulate a property, (f) the terms and conditions of the Permits or the Contracts of such Company set forth in the Schedules, (g) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (h) any Lien to be released on or prior to Closing and (i) the other matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Property” has the meaning given to it in Section 3.10.

“Plan” means, whether written or oral, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (including “multiemployer plans” within the meaning of Section 3(37) of ERISA) and any and all employment, deferred compensation, change in control, severance, termination, loan, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, incentive compensation, stock or equity-based compensation, stock purchase, stock appreciation, collective bargaining, fringe benefit, vacation, paid time off, sick leave or other similar agreements, plans, programs, policies, understandings or arrangements.

“Pre-Closing Period” means any Tax period of either Company ending on or before the Closing Date.

“Privacy and Security Laws” means all applicable Laws concerning data protection, privacy, security, the access, collection, use, processing, storage, sale, distribution, transfer, disclosure, destruction, or disposal of data including personal information and trade secrets or other similar Laws (including any security breach notification requirements), including HIPAA, HITECH, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Laws, state data breach notification Laws, and state consumer protection Laws.

“Privileged Communications” has the meaning given to it in Section 10.26.

“Proceeding” means any complaint, lawsuit, action, suit, arbitration or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Purchase Price” has the meaning given to it in Section 2.2.

“R&W Policy” means the buyer-side representations and warranties insurance policy, obtained by Buyer as of the date hereof and attached hereto as Exhibit E.

“Real Property” means the real property owned in fee or leased, used or held for use by a Person together with all buildings, structures, improvements, fixtures and other interests in real property located thereon, and all easements, rights of way and other rights and interests appurtenant thereto.

“Records” has the meaning given to it in Section 10.10.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Restricted Party” and “Restricted Parties” have the meanings given to such terms in Section 6.14(a).

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement, as such may be updated pursuant to Section 6.15.

“Seller” has the meaning given to it in the Preamble.

“Seller Fundamental Representations” means the representations and warranties of Seller in Section 3.1 (Organization; Good Standing; Authority), Section 3.2 (Capitalization of Each Company), Section 3.3(a) (No Conflicts; Consents and Approvals), and Article IV (Representations and Warranties Regarding Seller); provided, however, that Section 4.4(b), Section 4.4(c), and Section 4.4(d) (No Conflicts; Consents and Approvals) and Section 4.8 (Financial Resources) shall not constitute Seller Fundamental Representations.

“Seller Group” means Seller and any of its Affiliates.

“Seller Indemnified Party” has the meaning given to it in Section 10.4.

“Seller Released Claim” has the meaning given to it in Section 6.13(a).

“Seller Released Party” has the meaning given to it in Section 6.13(b).

“Straddle Period” means any Tax period of either Company that begins before and ends after the Closing Date.

“Subject Employee” means those certain employees whose principal employment duties involve providing services with respect to the Companies in furtherance of the Business.

“Summit Marketing” means Summit Midstream Marketing, LLC, a Delaware limited liability company.

“Summit Parent” has the meaning given to it in the Preamble. “Summit Permian” has the meaning given to it in the Recitals.
“Summit Permian System” means that certain natural gas gathering pipeline system and related compression, dehydration and processing equipment located in the northern Delaware Basin in Eddy and Lea Counties, New Mexico, including, but not limited to, the Lane Gas Processing Facility, a gas processing facility located in Eddy County, all as more specifically depicted in Exhibit B, and all interconnects with upstream producers and downstream providers.

“Supplement” has the meaning given to it in Section 6.15.

“Tax” or “Taxes” means (a) all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, margins, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, wealth, net wealth, net worth, alternative or add-on minimum, estimated or any other taxes of any kind, whatsoever, including any interest, penalty, fines, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person or (b) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation Section 1.1502-6 or comparable federal, state or local requirement of Law (including, but not limited to, Texas Tax Code Chapter 171).

“Tax Proceeding” has the meaning given to it in Section 6.6(d).

“Tax Return” means any return, report, rendition, claim for refund, statement, information return or other document (including any related or supporting information or schedule thereto, or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes.

“Transaction Confirmation” that certain Transaction Confirmation by and between Summit Permian and Summit Marketing, dated as of November 18, 2021.

“Transaction Document” means each of this Agreement, the Assignment Agreement, the Transition Services Agreement and each other agreement, document and instrument required to be executed and delivered in accordance with this Agreement.

“Transaction Expenses” means the amounts owed by the Companies to any third party who provides services to Seller or the Companies in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning given to it in Section 6.6(c).

“Transition Services Agreement” means a Transition Services Agreement to be entered into at Closing by and among the Buyer, the Companies and the Seller, in substantially the form attached hereto as Exhibit C.

1.1Rules of Construction.

(a)The exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified.

(b)The headings preceding the text of articles and sections included in this Agreement and the headings to the Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(c)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate. The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

(d)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Financial Statements to the extent that the Financial Statements are prepared in accordance with GAAP, except as otherwise expressly stated in this Agreement.

(f)Any reference herein to any Law, statute, rule or regulation shall be construed as referring to such Law, statute, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g)Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE AND CLOSING

2.1Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell and to convey to Buyer, at Closing, the Interests free and clear of all Liens other than those under state or federal securities Laws.

2.2Purchase Price. The purchase price for the purchase and sale of the Interests is equal to the sum of the following (the “Purchase Price”):

(a)$75,000,000 (the “Base Purchase Price”);

(b)plus (if positive) or minus (if negative) the Net Working Capital as of the Closing Date;

(c)minus Indebtedness of the Companies, which shall be paid by Buyer on behalf of the Companies to all holders of such Indebtedness, by wire transfer of immediately available funds, in such amounts and to such accounts as set forth in the Payoff Letters, save and except for such Indebtedness set forth on Schedule 2.2(c); and

(d)plus the amount of Cash held by the Companies as of the Closing.

2.3Closing. The consummation of the purchase and sale of the Interests (the “Closing”) shall take place either (a) via electronic exchange of documents or (b) at the offices of Summit Midstream Partners, LP, 910 Louisiana St., Suite 4200, Houston, Texas 77002 at 10:00
A.M. local time, on the Closing Date; provided, however, the Closing shall be deemed effective as of 11:59 PM in Houston, Texas on the Closing Date. All actions listed in Section 2.4 or Section 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4Closing Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a)a counterpart duly executed by Seller of an assignment in the form attached hereto as Exhibit A evidencing the assignment and transfer to Buyer of the Interests (the “Assignment Agreement”);

(b)a duly completed and executed Internal Revenue Service Form W-9 with respect to Summit Parent;

(c)the resignation or removal (effective as of Closing) of managers, officers and directors of each of the Companies, as applicable, nominated or appointed by Seller or its Affiliates;

(d)a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, duly executed by an officer of Seller certifying (A) the authenticity and effectiveness of the actions of the members, managers or officers of the Seller, as appropriate, authorizing the execution of this Agreement and the Transaction Documents to which Seller is a party; (B) the Charter Documents of each Company; and (C) the incumbency of the officers signing this Agreement or any of the Transaction Documents on behalf of Seller (together with specimen signatures);

(e)fully executed copies of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Schedule 2.4(e) and Schedule 3.3, in form and substance reasonably satisfactory to Buyer;

(f)a certificate of good standing dated not more than ten (10) Business Days prior to the Closing Date with respect to each Company and Seller issued by the Secretary of State of the State of their formation;

(g)payoff letters evidencing the repayment of all of the Indebtedness, including customary contingent lien release and commitment termination language, subject only to payment of the payoff amounts included therein, in each case in form and substance reasonably satisfactory to Buyer, duly executed and delivered by the applicable payees identified therein (the “Payoff Letters”);

(h)the Transition Services Agreement, duly executed by the Seller;

(i)subject to Buyer’s compliance with Section 6.20, Seller shall cause Summit Marketing to deliver an executed counterpart to the Double E Release Agreement, and Seller shall cause Double E to deliver an executed counterpart to the the FTSA and the NRA;

(j)evidence of the full repayment and termination of the IRB Arrangement and the purchase of the IRB Assets by Summit Permian; and

(k)evidence of the termination of the Transaction Confirmation.

2.5Closing Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

(a)a wire transfer or transfers of immediately available funds (to such account or accounts of Seller as Seller shall have notified Buyer of at least two Business Days prior to the Closing Date) in an amount or amounts in the aggregate equal to the Purchase Price;

(b)to the holders of Indebtedness, the amounts to such accounts as set forth in the Payoff Letters in accordance with Section 2.2(c);
(c)a counterpart of the Transition Services Agreement, duly executed by the

(d)Buyer shall cause MRC Permian to deliver a counterpart of the Double E Release Agreement, the FTSA and the NRA; and

(e)a counterpart duly executed by Buyer of the Assignment Agreement.

2.6Working Capital Adjustment.

a.Seller and Buyer shall cooperate and provide each other access, including through electronic means, to the Companies’ books and records as is reasonably requested in connection with the matters addressed in this Section 2.6. Within three Business Days prior to the expected Closing Date, Seller shall in good faith estimate (i) the Estimated Net Working Capital and its components, (ii) the amount of Cash held by the Companies as of the close of business on the Business Day immediately preceding the Closing Date, (iii) the amount of Indebtedness owed by the Companies as of the close of business on the Business Day immediately preceding the Closing Date, and (iv) the resulting calculation of the Closing Purchase Price. Prior to the Closing, Seller shall provide such estimates to Buyer together with reasonable supporting documentation. For purposes of calculating Net Working Capital, all payments made at Closing pursuant to Section 6.5 shall be deemed to have been paid immediately prior to the close of business on the Business Day immediately preceding the Closing Date.

b.Within 60 days after Closing, Seller shall provide Buyer with its good faith final calculation of the actual amounts for each of the estimated amounts required by Section 2.6(a), which delineates any differences from such estimates together with reasonable supporting documentation. If Buyer disagrees with any of the calculations provided by Seller pursuant to the notice referenced in the foregoing sentence, then Buyer shall provide Seller with written notice thereof within 30 days after Buyer’s receipt of notice of such calculations and shall include reasonable detail regarding such specific objections. If Buyer and Seller working in good faith are unable to agree on such disputed items on or prior to the 120th day following the Closing Date, then either Party may refer such dispute to PricewaterhouseCoopers LLP or, if that firm declines to act as provided in this Section 2.6(b), another firm of independent public accountants, mutually acceptable to Buyer and Seller, which firm shall make a final and binding determination as to all matters in dispute on a timely basis and promptly shall notify the Parties in writing of its resolution. Such accounting firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. The costs of such review and report shall be borne by Buyer, on the one hand, and the Seller, on the other hand, in proportion to the aggregate dollar amounts of such dispute(s) resolved in favor of the Buyer compared to the aggregate dollar amounts of such dispute(s) resolved in favor of the Seller (as determined by the accounting firm). For example, if Seller claims the appropriate adjustments are $100,000 more than the amount determined by Buyer, and Buyer contests only $50,000 of the amount claimed by Seller, and if the accounting firm ultimately resolves the dispute by awarding Seller $30,000 of the $50,000 contested, then the fees and expenses of the accounting firm will be allocated 60% (i.e. 30/50) to Buyer and 40% (i.e., 20/50) to Seller. Except as provided in the immediately preceding two sentences, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the accounting firm shall be borne by the Party incurring such cost and expense. If Buyer does not object to Seller’s calculations within the time period and in the manner set forth in the first sentence of this Section 2.6(b) or accepts Seller’s calculations, then such calculations as set forth in Seller’s notice shall become final and binding upon the Parties for all purposes hereunder. The date that such calculations pursuant to this Section 2.6(b) are either
(i)deemed to be final and binding as provided in the immediately preceding sentence, or (ii) finally determined by the independent public accounting firm as provided in this Section 2.6(b), is referred to herein as the “Final Purchase Price Determination Date.”

(c)If the Final Purchase Price is greater than the Closing Purchase Price, then Buyer shall pay such difference to Seller within five Business Days after the Final Purchase Price Determination Date, by wire transfer of immediately available funds to an account or accounts of Seller designated by Seller. If the Final Purchase Price is less than the Closing Purchase Price, then Seller shall pay such difference to Buyer within five Business Days after the Final Purchase Price Determination Date, by wire transfer of immediately available funds to an account or accounts of Buyer designated by Buyer.

2.7Tax Withholding. Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, to any Person such amounts Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local or foreign Law; provided, that Buyer shall give written notice to Seller at least five (5) days prior to any such withholding. Buyer agrees to use its commercially reasonable efforts to provide Seller the opportunity to furnish any applicable certificates or exemptions to reduce or eliminate any such withholding. To the extent such amounts are so withheld by Buyer, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Buyer shall disburse such withheld amounts to the applicable Governmental Authority.

2.8Express Exclusion of Operations Services from the Purchase and Sale. The Companies utilize, and the Business is currently dependent upon, certain operations, scheduling and distribution, accounting, contract administration, information technology, environmental, health and safety, land management and administration support services and software, including, but not limited to, gas and liquids monitoring and leak detection programs, processes and programs for gas and liquids measurement, allocation, settlement and distribution of monthly statements to producers, collection and disbursement of applicable Taxes, supervisory control and data acquisition, and various management systems for maintaining and monitoring compliance with applicable regulatory requirements and contractual obligations (collectively, the “Operations Services”) that have been implemented in connection with Summit Parent’s and its Affiliates’ enterprise-wide management program for midstream operations. The Operations Services are proprietary, and non-transferable; therefore, it is expressly agreed and acknowledged that Buyer is not receiving the Operations Services in connection with this Agreement and Buyer will rely solely upon its own enterprise-wide management program for operations, accounting, contract administration, information technology, environmental, health and safety, land management and administration support services and software. Notwithstanding the foregoing, Buyer shall receive all the tangible hardware, communications, networking and measurement instrumentation and equipment associated with the Business operations conducted in the field.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Seller hereby represents and warrants (subject to any disclosures in the Schedules) to Buyer as of the date hereof, and if the Closing occurs, as of the Closing (or, if a representation and warranty speaks to an earlier date, then made at the Closing as of such earlier date), as follows:

3.1 Organization; Good Standing; Authority.

(a)Each Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own its properties and conduct the Business as it is now being conducted. The Company is duly qualified and licensed to do business in New Mexico, which is the only jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary.

(b)True and complete copies of the Charter Documents of each Company and all amendments thereto have been furnished to Buyer.

(c)Each Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Company of the Transaction Documents to which it is, or will be, a party, and the performance by such Company of its obligations thereunder, have been duly and validly authorized by all necessary limited liability company action. The Transaction Documents to which each Company is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by such Company and will constitute (when so executed and delivered) the legal, valid and binding obligation of such Company enforceable against such Company in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.2Capitalization of Each Company.

(a)The current equity capitalization of each Company is set forth in Schedule 3.2(a).
(b)The Interests in the Companies are uncertificated.

(c)There are no interests of any Company convertible into, or exchangeable or exercisable for Equity Interests of such Company, or options, warrants, calls, rights, commitments or Contracts to which such Company is a party or by which it is bound, in any case obligating such Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of such Company, or obligating such Company to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.

(d)The Interests are duly authorized, validly issued, fully paid (to the extent required by the Charter Documents of the Companies) and, subject to the Laws of the State of Delaware, non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

(e)There are no outstanding bonds, debentures, notes or other instruments or evidence of Indebtedness of any Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote).

(f)Each Company owns the Equity Interests in the Persons set forth in Schedule 3.2(f).

(g)Except as set forth in the Charter Documents, the Interests in the Companies are not subject to any voting agreement, voting trust, or any other agreement, right, instrument, or understanding with respect to any purchase, sale, transfer, repurchase, issuance, redemption, voting, distribution rights or disposition of such Interests.

(h)When the Interests are transferred to Buyer from Seller at Closing, the Interests shall be owned by Buyer free and clear of all Liens, other than those under state or federal securities Laws or Liens arising by, through or under Buyer or any of its Affiliates.

3.3No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations under this Agreement do not and will not:

(a)violate or result in a breach of the Charter Documents of any Company;

(b)violate or result in a default, or give rise to any right of termination, cancellation, amendment or acceleration under any Material Contract to which any Company is a party;

(c)violate or result in a breach of any Law applicable to any Company;

(d)result in the creation of any Lien on any of the Assets of the Companies, other than Permitted Liens; or

(e)require any consent or approval of (i) any Governmental Authority under any Law applicable to Seller and (ii) any counterparty to any Contract to which the Company is a party or by which any of its Assets or properties are bound, except as set forth on Schedule 3.3.

3.4Financial Statements. Buyer has been provided copies of the unaudited balance sheet of Summit Permian as of December 31, 2020 and 2021 and the unaudited income statement of Summit Permian for the years ended December 31, 2020 and 2021 and the three months ended March 31, 2022 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except that the Financial Statements do not contain the financial statement footnotes required by GAAP and are subject to normal year-end adjustments) applied on a consistent basis throughout the periods covered thereby and fairly present, in all material respects, the financial position of the Companies at the dates thereof.

3.5Absence of Changes. Except as set forth in Schedule 3.5, since March 31, 2022:

(a)no fact, event, change, occurrence or circumstance has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)no Company has amended its Charter Documents;

(c)no Company has sold, transferred or disposed of any of its Assets, including any right under any lease or Contract or any proprietary right or other intangible Asset, (i) within the ordinary course of business in each case having a value in excess of $250,000 or (ii) outside of the ordinary course of business;

(d)no Company has waived, released, canceled, settled or compromised any debt, Claim or right having a value in excess of $100,000;

(e)except as may be required to meet the requirements of applicable Law or GAAP, no Company has changed any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business and such Company;

(f)no Company has failed to maintain its limited liability company existence or consolidated with any other Person or acquired all or substantially all of the Assets of any other Person;

(g)no Company has issued or sold any Equity Interests in itself;

(h)no Company has liquidated, dissolved, recapitalized, reorganized or otherwise wound up the Business;

(i)no Company has purchased any securities of any Person, except for short- term investments made in the ordinary course of business; and

(j)no Company has agreed or committed to do any of the foregoing.

3.6Compliance with Applicable Laws. Except as set forth on Schedule 3.6, and for the prior three (3) year period, each Company is, or has been, in material compliance with all Laws (and has not received any written notice of violation from any Governmental Authority or any other Person with respect to any Laws) applicable to it, such Company holds all material Permits necessary for the lawful conduct of the Business and operation and ownership of the Assets and, to the Knowledge of Seller, a complete list of all such Permits is set forth on Schedule 3.6-P; provided, however, that this Section 3.6 does not address compliance with Environmental Laws, which is exclusively addressed by Section 3.12, matters relating to Taxes, which are exclusively addressed by Section 3.13 and Section 3.16 or employee matters, which are exclusively addressed by Section 3.15.

3.7Intellectual Property.

(a)No material registrations or applications for registration are included in any Intellectual Property Rights held by any Company. Subject to Section 2.8, each Company owns, licenses or otherwise has a valid right to use, free and clear of all Liens (other than Permitted Liens), all material Intellectual Property Rights necessary to conduct the Business as currently conducted.

(b)To the Knowledge of Seller, the conduct of the Business as currently conducted has not infringed or misappropriated any Intellectual Property Right of any third party in any material respect.

(c)The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of any Company to own, use, practice or exploit any Intellectual Property Rights held by or licensed to such Company (excluding licenses for commercially available, “off-the-shelf” software).

3.8Absence of Litigation. Except as set forth on Schedule 3.8, there is no Claim or Proceeding (a) pending against any Company by or before any arbitrator or Governmental Authority, or (b) to the Knowledge of Seller, threatened against such Company by or before any arbitrator or Governmental Authority.

3.9Real Property.

(a)Set forth on Schedule 3.9(a) is a true and complete list of each parcel of Real Property owned in fee title by each Company and its subsidiaries. Seller has provided Buyer with true and complete copies of the conveyance documents to any Company for each such parcel of Real Property owned in fee. As of the date hereof, except with respect to the IRB Assets, each Company or its subsidiaries has good and indefeasible fee title to all applicable Real Property listed on Schedule 3.9(a), free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 3.9(a). As of the Closing Date, each Company or its subsidiaries will have good and indefeasible fee title to all applicable Real Property listed on Schedule 3.9(a), including the IRB Assets, free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 3.9(a).

(b)Set forth on Schedule 3.9(b) is a true and complete list of all leases pursuant to which each Company or its subsidiaries is granted a right to use or occupy all or any portion of Real Property. Seller has provided Buyer with true and complete copies of such leases, and any amendments thereto. Each lease set forth on Schedule 3.9(b) is a legal, valid and binding obligation of the applicable Company or its subsidiaries. Except as set forth on Schedule 3.9(b), (i) none of the Companies or their subsidiaries is in material default under any lease set forth on Schedule 3.9(b), (ii) to the Knowledge of Seller, no landlord is in material default under any lease set forth on Schedule 3.9(b), and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any of the leases set forth on Schedule 3.9(b).

(c)Set forth on Schedule 3.9(c) are all easements (including amendments thereto) on which any portion of the Summit Permian System is located, except in such case that any omission would not be material to the Business. Seller has provided Buyer with true and complete copies of the documents creating such easements, and any amendments thereto. Each easement set forth on Schedule 3.9(c) is a legal, valid and binding obligation of the applicable Company or its subsidiaries. Except as set forth on Schedule 3.9(c), (i) none of the Companies or their subsidiaries is in material default under any easement set forth on Schedule 3.9(c), (ii) to the Knowledge of Seller, no owner of the Real Property granting any easement set forth on Schedule 3.9(c) is in material default under any such easement, and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any of the easements set forth on Schedule 3.9(c).

(d)No Company is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property, or any interest therein, to any Person other than Buyer.

(e)Except as set forth on Schedule 3.9(e), the easements granted to Summit Permian and its subsidiaries that cover the Summit Permian System, together with any owned or leased Real Property related to the Summit Permian System, establish a continuous right of way for the Summit Permian System, and the Summit Permian System and the buildings and improvements used in connection therewith are located entirely on Real Property of the Companies and their subsidiaries except in each case as would not reasonably be expected to be material to the Business.

(f)No Company has received any written notice of any eminent domain Proceeding or taking, nor, to the Knowledge of Seller, is any such Proceeding or taking contemplated with respect to all or any material portion of the Real Property.

(g)Except as set forth on Schedule 3.9(g), no member of the Seller Group other than the Companies and their subsidiaries owns or leases any real property or easements that constitute part of the Business or that is necessary in connection with the ownership or operation thereof.

(h)Other than the assets associated with the Operations Services, the Assets of the Companies constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the Business as currently operated.

(i)None of the assets retained by any member of the Seller Group (other than the Companies) as part of the Operations Services (other than the vehicles) are physically located on any Real Property, Personal Property, easements set forth on Schedule 3.9(c), or the Summit Permian System.

3.10Personal Property. Schedule 3.10 lists all plants, processing units and other equipment (other than the individual components of any plants or processing units or installed pipeline) owned or leased by each Company and its subsidiaries or used or held for use by such Company and its subsidiaries in the conduct of the Business valued above $100,000 (if required to be listed on Schedule 3.10, the “Personal Property”). Each Company and its subsidiaries have good and valid title to all Personal Property free of all Liens except for Permitted Liens.

3.11Regulatory Status.

(a)None of the Assets of the Companies is currently subject to regulation by FERC under the NGA and (ii) as of the date of this Agreement, the Companies are in material compliance with the applicable laws, regulations and orders of the New Mexico Public Regulation Commission.

(b)(i) None of the Summit Permian System is currently regulated, and (ii) no portion of the Summit Permian System would be regulated as of the date hereof, by FERC as a “natural gas company” under the NGA. Without limiting the foregoing, the rates charged by the Companies are not currently regulated by FERC under the Interstate Commerce Act or the Natural Gas Policy Act of 1978. The transfer of the Interests as contemplated by this Agreement does not require the approval of FERC.

(c)No rate refunds, rebates, offsets or like obligations are accrued or owed by any Company to FERC, the New Mexico Public Regulation Commission or any other Governmental Authority or third party with respect to services related to the Assets of any Company.

(d)Each Company has timely made all material regulatory filings necessary to conduct its Business, and has provided Buyer with copies of all such filings made in the past three years.

3.12Environmental Matters. Except as set forth in Schedule 3.12:

(a)Each Company is and the Assets of each Company are, and since January 1, 2019, has and have been, in compliance in all material respects with applicable Environmental Laws, including by timely possessing and complying with the terms and conditions of, and, to the extent applicable, filing timely application to renew, all Environmental Permits, and, to the Knowledge of Seller, a complete list of such Environmental Permits is set forth on Schedule 3.12(a)-P;

(b)No Company has received from any Governmental Authority or any other Person any written notice alleging a material violation of, non-compliance with, or liability or potential or alleged liability pursuant to, any Environmental Laws other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which such Company has no further material obligations outstanding;

(c)None of the Companies or the Assets of the Companies or the Summit Permian System is subject to any outstanding order, consent decree or other agreement concerning alleged non-compliance with or liability under Environmental Laws;

(d)There has been no Release of Hazardous Materials by any Company at, under, on or from any Real Property currently or, to the Knowledge of the Seller, formerly owned, leased, occupied or operated by any Company or any other location, and, to the Knowledge of the Seller, no Hazardous Materials are present at, under or on any Real Property currently or formerly owned, leased, occupied or operated by any Company, in each case, in violation of any Environmental Laws or in a quantity, concentration or manner that could reasonably be expected to give rise to a material liability, including any remedial or corrective action obligation pursuant to Environmental Laws.

(e)The Seller has provided to Buyer copies of final reports of all environmental audits, assessments, investigations, studies or other analysis relating to the Companies or the Companies’ Assets that are in the possession of the Seller, any Company, or any of their respective Affiliates or Representatives.

3.13Taxes. Except, in each case, as set forth on Schedule 3.13:

(a)All material Tax Returns required to be filed by each Company and Seller with respect to the Companies have been duly and timely filed (taking into account any applicable extensions). Each such Tax Return is true, correct and complete in all material respects. All material Taxes required to be paid by each Company and Seller with respect to the Companies (whether or not shown due on a filed Tax Return) have been paid in full. All withholding Tax requirements imposed on each Company and Seller with respect to the Companies have been satisfied in all material respects. There are no Liens (other than Permitted Liens) on any of the Assets of any Company or Seller’s membership interest in Summit Permian that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)No assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of any Company or Seller with respect to the Companies, in each case, that remains outstanding.

(c)Neither Seller, with respect to the Taxes owed by or with respect to the Companies nor any Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes). Neither Seller nor any Company is liable for the Taxes of any other Person (other than the Companies) by virtue of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign applicable Law (other than the members of any combined group of which such Company, Seller or an Affiliate of Seller is the primary filer for Texas franchise tax purposes).

(d)Each Company is classified as an entity disregarded as separate from Summit Parent for U.S. federal income Tax purposes.

(e)Each of Seller (with respect to the Companies) and each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, member or creditor of such entity, or other third party, and all forms (including forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

(f)No Claim has ever been made by a Governmental Authority in a jurisdiction where any of Seller with respect to the Companies or the Companies do not file Tax Returns that Seller with respect to the Companies or any Company is or may be subject to taxation by that jurisdiction or any of Seller’s or the Companies’ assets are or may be subject to such taxation.

(g)Neither Seller with respect to the Companies nor any Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of the United States, state, local or foreign Tax Law.

(h)Seller is not a foreign person within the meaning of Section 1445 of the Code.

3.14Contracts.

(a)Schedule 3.14 contains a true and complete listing of each of the following Contracts to which any Company is a party (the Contracts listed in Schedule 3.14 being “Material Contracts”):

(i)each hydrocarbon purchase and sale, gathering, transportation, treating, dehydration, processing or similar Contract and any Contract for the provision of services relating to gathering, compression, collection, processing, treating, disposal or transportation of natural gas, other hydrocarbons and saltwater involving annual expenditures or revenues in excess of $100,000;

(ii)each Contract that constitutes a pipeline interconnect or facility operating agreement;

(iii)each Contract involving a remaining commitment to pay capital expenditures in excess of $100,000 in the aggregate;

(iv)each Contract for lease of personal property or Real Property involving aggregate payments in excess of $100,000 in any future calendar year;

(v)each partnership or joint venture agreement;

(vi)each agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of Assets or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the Assets material to the conduct of the Business;

(vii)each Contract that provides for a limit on the ability of any Company to compete in any line of business or in any geographic area during any period of time after the Closing;

(viii)each Contract evidencing Indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, guarantees, agreements concerning long and short-term debt, together with all security agreements or other lien documents related to or binding on the Assets of any Company or requires the owner of the Assets to conduct business exclusively with any Person, including any Contract containing an area of mutual interest;

(ix)any contract that licenses material Intellectual Property Rights from a third party, other than “off the shelf” software licenses that are generally commercially available;

(x)any swap, option, hedge or future Contracts;

(xi)each Contract that provides for the indemnification by any Company of any Person outside of the ordinary course of business, which ordinary course of business arrangements shall include customary indemnities in services agreements, customer agreements or similar agreements;

(xii)any contracts between the Seller and its Affiliates, on the one hand, and any Company, on the other hand;

(xiii)any Contracts with employees or officers of any Company; and

(xiv)except for Contracts of the nature described in clauses (i) through
(iv) above, each Contract involving aggregate payments or receipts in excess of $100,000 in any future calendar year that cannot be terminated by such Person or any Company, as applicable, upon 30 days or less notice without payment of a penalty or other liability.

(b)True and complete copies of all Material Contracts have been made available to Buyer.

(c)Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the applicable Company and, to the Knowledge of Seller, of the counterparties to such Material Contracts. No Company nor, to the

Knowledge of Seller, any counterparty thereto, is in (or has received written notice that it is in) default or breach (or has taken or failed to take any action such that with notice, the passage of time or both it would be in default or breach) under the terms of any such Material Contract except any such defaults or breaches that would not reasonably be expected to be material to any Company or the Business.

3.15Employees. No Company has, or has ever had, any employees on its payroll. The Company has never had any agreement with any individual providing services as an independent contractor or as a consultant.

3.16Employee Benefit Plans. No Company currently or has ever maintained or contributed to any Plan or been a participating employer in any Plan, and no Company has any current or contingent liability or obligation under or with respect to any Plan. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any liabilities of any Company under (i) Title IV of ERISA, (ii) Sections 206(g), 302 or 303 of ERISA, or (iii) Sections 412, 430, 431, 436 or 4971 of the Code.

3.17Transactions with Affiliates. Except as set forth on Schedule 3.17, no Company is owed any amount from, and does not owe any amount to, guarantee any amount owed by, have any Contracts with or have any commitments to any Affiliate, any officer or director of Seller, such Company or any member of a family group of any of the foregoing.

3.18Surety Bonds and Credit. Except as listed on Schedule 3.18, none of Seller or the Companies has any obligation to post any material surety bond, letter of credit, guarantee or other form of support (credit or otherwise) in respect of the Companies or their Business.

3.19No Bankruptcy. There are no bankruptcy Proceedings pending against or, to the Knowledge of Seller, threatened against any Company.

3.20No Undisclosed Material Liabilities; Indebtedness. Except as set forth on Schedule 3.20, there are no liabilities of any Company of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than: (a) liabilities disclosed, reflected, reserved against or otherwise provided for in the Financial Statements or disclosed in the notes thereto; (b) liabilities not required under GAAP to be disclosed, reflected, reserved against or otherwise provided for in the Financial Statements or disclosed in the notes thereto; and (c) liabilities, other than Indebtedness, incurred in the ordinary course of business since March 31, 2022. Except as set forth in Schedule 3.20, no Company has any Indebtedness.

3.21Insurance. Schedule 3.21 sets forth a list of each insurance policy maintained by any Company or by Seller or any of its Affiliates on behalf of such Company. Except as set forth in Schedule 3.21, there is no material claim pending under any such insurance policy with respect to the Business or the Assets of any Company, and none of Seller, such Company or any of their respective Affiliates has received written notice of cancellation of any such insurance policy. Each policy listed on Schedule 3.21 is valid and binding and in full force and effect, and all premiums under such policies that are due and payable on or prior to the date of this Agreement have been paid in full. Except as would not individually or in the aggregate reasonably be expected to be material to the Business, operations or financial performance of the Companies, there is no default under any such policy and no insurer has advised Seller or the Companies in writing that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder. Neither the Companies nor any of their Affiliates have received any written notice from any insurer of any reservation of rights with respect to any pending or paid claims.

3.22Bank Accounts. Set forth on Schedule 3.22 is an accurate and complete list showing (a) the name and address of each bank in which any Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from such Company and a summary statement of the terms thereof.

3.23Throughput Data. Schedule 3.23 sets forth historical throughput data and information for the calendar year 2020 and 2021 and for the year to date to March 31, 2022, relating to the Business. Such throughput data and information is accurate and complete in all material respects with respect to the information for each applicable period, respectively, without representations as to any specific monthly volume. Neither Company has received any written, or to Knowledge of Seller, oral, notices regarding a material reduction or increase of throughput from any customers.

3.24Capital Commitments; Capital Expenditures. Except for each Company’s obligations set forth on Schedule 3.24, no material capital expenditures are required to enable any Company to operate the Summit Permian System and the Business in a manner consistent with past practice and as currently operated. Except as set forth on Schedule 3.24, no Company has made any capital expenditures in excess of $100,000 since April 30, 2022 and no Company has any obligations for capital commitments or expenditures in excess of $100,000 as of the date hereof.

3.25Imbalances. As of the date hereof, except for the hydrocarbon imbalances reflected on Schedule 3.25 (for which Buyer and the Companies shall not be liable) and for normal and customary gathering imbalances occurring after the date hereof, there do not exist any material hydrocarbon imbalances as of the date hereof (a) under any Material Contracts or (b) for which any Company has received a quantity of hydrocarbons prior to the date hereof for which such Company will have a duty to deliver an equivalent quantity of hydrocarbons after the Closing.

3.26Preferential Rights. No Person has a preferential right to purchase with respect to any of the Assets owned by, or Equity Interests in, any Company as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.27Data Privacy and Security.

(a)To the Knowledge of Seller, no third party has gained unauthorized access to or made any unauthorized use of any information maintained by (or by third parties on behalf of) the Companies in a manner that constitutes a breach under any applicable Privacy and Security Law, if any, except unsuccessful security incidents (such as, but not limited to, pings, phishing exercises or other broadcast attacks on the Companies’ firewall, port scan, unsuccessful log-on attempts, denials of service or any combination of same).

(b)To the Knowledge of Seller, there are no facts or other information indicating that there have occurred any unauthorized intrusions or breaches of security of the Companies’ computer systems or other information technology used or provided by the Companies. The Companies have adopted and use commercially reasonable security procedures and systems to identify attempted or successful intrusions or breaches of security of the Companies’ systems or other information technology used by any Company.

(c)The Companies currently are and have been in compliance in all material respects with applicable Privacy and Security Laws and Data Security Requirements.

3.28Accounts Receivable; Payable and Purchase Orders.

(a)All of the accounts receivable owing to the Companies (“Accounts Receivable”) constitute valid and enforceable claims arising from bona fide transactions for goods sold or services performed in the ordinary course of business, and, to the Knowledge of Sellers, the goods and/or services involved have been sold, delivered and/or performed to the account obligors. The Companies have not received any written (or, to the Knowledge of Sellers, oral) notice of any claims, refusals to pay or other claimed rights of set off against any Accounts Receivables other than in the ordinary course of business and consistent with past practices. To the Knowledge of Seller, no account debtor is insolvent or bankrupt.

(b)All accounts payable of the Company are legal, valid and binding obligations of the Companies and were incurred in the ordinary course of business.

(c)Schedule 3.28 sets for a true and complete list as of the date hereof of all open orders for the purchase of goods or services by the Companies in an amount in excess of
$100,000 relating to the Business.

3.29Condition and Sufficiency of the Assets. All Assets used in the Business of the Companies are in good operating condition and repair (subject to ordinary wear and tear), are adequate for the uses to which they are currently being put, and are sufficient for the operation of the Business as currently conducted in all material respects. None of the Assets are in need of material maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants (subject to any disclosures in the Schedules) to Buyer as of the date hereof, and if the Closing occurs, as of the Closing (or, if a representation and warranty speaks to an earlier date, then made at the Closing as of such earlier date), as follows:

4.1Organization; Good Standing. Seller is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

4.2Authority. Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3Ownership of the Interests. The Interests are owned beneficially and of record by Seller, free and clear of all Liens other than those under state or federal securities Laws or the Charter Documents of the Companies.

4.4No Conflicts; Consents and Approvals. Except as set forth in Schedule 4.4, the execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations under this Agreement, do not and will not:

(a)violate or result in a breach of the Charter Documents of Seller;

(b)violate or result in a default (or any event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any material Contract to which Seller is a party, except for any such violation or default which would not reasonably be expected to result in a material impairment on Seller’s ability to perform its obligations hereunder;

(c)violate or result in a breach of any Law applicable to Seller, except for such violations or breaches as would not be material; or

(d)require any consent or approval of any Governmental Authority under any Law applicable to Seller, other than immaterial consents or approvals.

4.5Legal Proceedings. There is no Proceeding pending or to the Knowledge of Seller, threatened against Seller by or before any arbitrator or Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise rendering illegal any of the transactions contemplated by this Agreement.

4.6Broker’s Commissions. None of Seller or the Companies has, directly or indirectly, entered into any Contract with any Person that would obligate Buyer or any of its Affiliates (including the Companies after Closing) to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

4.7No Bankruptcy. There are no bankruptcy Proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against Seller or its Affiliates.

4.8Financial Resources. Seller has sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it to make any post-Closing payments which may be required under this Agreement and to otherwise perform its obligations under this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and, if the Closing occurs, at the Closing shall be deemed to have represented and warranted (subject to any disclosures in the Schedules) to Seller as of the Closing (or, if a representation and warranty speaks to an earlier date, then made at the Closing as of such earlier date), as follows:

5.1Organization; Good Standing. Buyer is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

5.2Authority. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary partnership action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

5.3No Conflicts; Consents and Approvals. The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of its obligations under this Agreement does not and will not:

(a)violate or result in a breach of its Charter Documents;

(b)violate or result in a default (or any event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both)under any material Contract to which Buyer is a party, except for any such violation or default which would not reasonably be expected to result in a material impairment on Buyer’s ability to perform its obligations hereunder;

(c)violate or result in a breach of any Law applicable to Buyer, except for such violations or breaches as would not be material; or

(d)require any consent or approval of any Governmental Authority under any Law applicable to Buyer, other than immaterial consents or approvals.

5.4Legal Proceedings. There is no Proceeding pending or, to Buyer’s knowledge, threatened, against Buyer before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

5.5Acquisition as Investment. Buyer is acquiring the Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities laws. Buyer has made, independently and without reliance on Seller, its own analysis of the Interests, the Companies and their Assets for the purpose of acquiring the Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Interests are not registered pursuant to the 1933 Act and that none of the Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.6Financial Resources. Buyer has and will have on the Closing Date, sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it (a) to pay the Purchase Price and (b) to otherwise perform its obligations under this Agreement.

5.7Opportunity for Independent Investigation. Buyer is an experienced and knowledgeable investor in the United States. Buyer has conducted its own independent review and analysis of the Business and of the Assets, liabilities, results of operations, financial condition, technology and prospects of the Companies and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Companies for such purpose. In entering into this Agreement, Buyer has relied solely upon the representations, warranties and covenants contained herein and upon its own investigation and analysis of the Companies and the Business (such investigation and analysis having been performed by Buyer), and Buyer:

(a)absent Actual Fraud, acknowledges and agrees that it has not been induced by and has not relied upon any Due Diligence Information, representations, warranties or statements, whether oral or written, express or implied, made by Seller, the Companies or any of their Representatives, Affiliates or agents except for the representations and warranties expressly set forth in this Agreement and those items delivered to Buyer pursuant to Section 2.4 and Section 7.4;

(b)acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and those items delivered to Buyer pursuant to Section 2.4 and Section 7.4, none of Seller, the Companies or any of their Representatives, Affiliates or agents makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Representatives, Affiliates or agents, including any information, document or material provided or made available, or statements made, to Buyer (including its Representatives, Affiliates and agents) during site or office visits, in any “data rooms,” management presentations or supplemental due diligence information provided to Buyer (including its Representatives, Affiliates and agents), in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement (collectively, the “Due Diligence Information”);

(c)acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and those items delivered to Buyer pursuant to Section 2.4 and Section 7.4, (i) the Due Diligence Information includes certain projections, estimates and other forecasts and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is aware of such uncertainties, and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(d)agrees, to the fullest extent permitted by Law, that none of Seller, the Companies or any of their respective Representatives, Affiliates or agents shall have any liability or responsibility whatsoever to Buyer or its Representatives, Affiliates or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from the furnishing to Buyer, or from Buyer’s use of, any Due Diligence Information, except for liability or responsibility for the representations and warranties expressly set forth in this Agreement and those items delivered to Buyer pursuant to Section 2.4 and Section 7.4.

5.8Broker’s Commissions. Buyer has not, directly or indirectly, entered into any Contract with any Person that would obligate Seller or any of its Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

5.9Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties set forth in Article III, none of Buyer or the Companies, individually or in the aggregate, will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due. In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of any of the Companies.

ARTICLE VI COVENANTS

6.1Interim Period Operations.

(a)Except as required or permitted hereby, or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise set forth in Schedule 6.1, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof (the “Interim Period”), Seller will use commercially reasonable efforts to cause each Company (x) to operate in the ordinary course of business; and (y) to preserve intact its material relationships with third parties. Without limiting the foregoing, except as otherwise required or permitted hereby or required by the terms of any material Permit or any Material Contract, Seller will cause each Company not to undertake any of the following during the Interim Period without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)adopt any change in any of its Charter Documents;

(ii)(A) fail to maintain its limited liability company existence, or
(B)consolidate with any other Person or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) all or substantially all of the Assets of any other Person;

(iii)sell, transfer or otherwise dispose of any material Assets of such Company, other than (A) sales of inventory in the ordinary course of business, (B) any abandonment of Intellectual Property Rights that such Company determines in the exercise of its reasonable business judgment to abandon in the ordinary course of business,
(C)) replacement of Assets of such Company in the ordinary course of business and/or dispositions of obsolete or worthless assets, and (D) Permitted Liens;

(iv)split, combine or reclassify any Equity Interests in such Company;

(v)transfer, issue, sell or otherwise dispose, or repurchase, redeem or otherwise acquire, any Equity Interests in such Company;

(vi)liquidate, dissolve, recapitalize, reorganize or otherwise wind up all or any portion of the Business;

(vii)purchase any securities of any Person;

(viii)other than in the ordinary course of business, terminate, renew, amend, restate, supplement or waive any material rights under any Material Contract involving total consideration throughout its term in excess of $100,000;

(ix)enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(x)make any loans, advances or capital contributions to, or investments in, any other Person;

(xi)incur (or enter into any agreement for the incurrence of) any Indebtedness (except for Indebtedness entered into in the ordinary course of business);

(xii)cause the Assets of the Companies or any Equity Interests in the Company to be encumbered by any Liens, except for Permitted Liens;

(xiii)incur any capital expenditures or operating expenditures other than in the ordinary course of business consistent with past practice and not to exceed, individually or in the aggregate, $100,000;

(xiv)cancel or compromise any debt or claim or waive or release any material right of such Company that could be reasonably expected (due to the nature of the claims involved or the scope of their applicability to such Company’s business or operations) to involve amounts of $100,000 or more in value;

(xv)settle or compromise any action, suit, investigation or proceeding against such Company that could be reasonably expected (due to the nature of the claims involved or the scope of their applicability to such Company’s business or operations) to involve amounts of $100,000 or more in value, except for any cases in which the amount paid in settlement does not exceed the amount reserved against such matter in the Financial Statements (or the notes thereto);

(xvi)enter into or modify in any material respect, terminate, cancel, renew or assign any Permit, or make any regulatory filing that is not either expressly contemplated by this Agreement or made in the ordinary course of business;

(xvii)except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect such Company; or

(xviii)agree or commit to do any of the foregoing.

Notwithstanding the foregoing, each Company may take commercially reasonable actions with respect to (i) emergency situations or (ii) requirements of Law, and each Company shall promptly inform Buyer of any such actions taken outside the ordinary course of business. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit or otherwise restrict in any way the operation of the business of Summit Parent and its Affiliates (including any actions that may be outside the ordinary course of business of Summit Parent) so long as the Business is not materially and disproportionately affected by any such action as compared to the other businesses of Summit Parent.

6.2Access of Buyer.

(a)During the Interim Period, Seller will provide (or will cause each Company to provide) Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Assets of such Company and the officers and employees of such Company (or, as appropriate, its Affiliates) who have significant responsibility for the Assets of such Company, but only to the extent that such access (i) does not unreasonably interfere with the Business or the safe commercial operations of the Assets of such Company (or, as appropriate, its Affiliates) and (ii) is reasonably related to Buyer’s obligations and rights hereunder; provided, however, that (A) Seller shall have the right to have a Representative present for any communication with employees or officers of such Company or its Affiliates, (B) Buyer shall and shall cause its Representatives to observe and comply with all generally applicable health, safety and security requirements of such Company and (C) Buyer shall not conduct any environmental sampling or testing, except for the completion of a Phase I environmental review, or otherwise make direct contact identifying the Company with regulators of such Company, without receiving the prior written consent of the Seller; provided, however, Buyer shall be permitted to contact the New Mexico State Land Office and Bureau of Land Management after reasonable prior notice to and consultation with Seller, such notice to include a general description of the matters Buyer desires to discuss and address with the New Mexico State Land Office and Bureau of Land Management. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in Section 6.11. Notwithstanding the foregoing, Buyer shall have no right of access to, and none of the Companies, Seller nor any of their respective Affiliates shall have any obligation to provide any information, the disclosure of which (1) would reasonably be expected in the opinion of counsel to jeopardize any privilege available to Seller, the Companies or any of their respective Affiliates, (2) would cause Seller, the Companies or any of their respective Affiliates to breach a Material Contract or express confidentiality obligation, or (3) would result in a violation of Law.

(b)Buyer understands that Seller has had discussions regarding a potential sale of the Interests and the preparation and negotiation of this Agreement, the Schedules hereto and the other documents contemplated herein, and that, (x) except to the extent discovery rules would otherwise permit review of such information by Buyer or the Companies if such information were in the possession of Seller,(y) except in the case of any allegation of fraud and (z) excluding information related to this Agreement (including the representations and warranties and covenants set forth herein and the Schedules and Exhibits attached hereto), (i) Buyer and the Companies shall not be entitled to use in connection with any disputes against Seller or the Companies (before or after Closing) any of Seller’s or the Companies’ internal drafts of this Agreement or emails or other written information (including in electronic form) relating to any potential sales process involving the Interests, and (ii) Buyer hereby agrees that (A) it shall not have any rights to any such information and (B) it shall not request any of the Companies, its Affiliates or any of their respective Representatives to provide to it any such information.

(c)During the Interim Period and for ninety (90) days following the Closing Date, the Buyer agrees to indemnify and hold harmless Seller and the Companies, any of their respective Affiliates and their respective Representatives for any and all liabilities, losses, costs or expenses incurred by Seller or the Companies, any of their respective Affiliates or their respective Representatives arising out of the access rights under this Section 6.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while accessing any Assets; provided, however, THIS INDEMNITY SHALL NOT APPLY TO ANY SUCH DAMAGE, INJURY, SICKNESS OR DEATH WHICH WAS CAUSED OR CONTRIBUTED TO BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER AND SELLER’S REPRESENTATIVES.

6.3Regulatory and Other Approvals. During the Interim Period:

(a)Each of Seller and Buyer shall use commercially reasonable efforts to obtain as promptly as practicable all consents and approvals that Seller or Buyer is required to obtain in order to consummate the transactions contemplated hereby by the date that is 30 days after the date hereof; provided that for purposes of clarification, the obtaining of such consents and approvals shall not be a condition to Closing except to the extent expressly set forth in Section 2.4.

(b)In connection with any such filings, each of Seller and Buyer shall use commercially reasonable efforts to undertake promptly any and all actions required to complete lawfully the transactions contemplated by this Agreement prior to the date that is 30 days after the date hereof.

(c)Each of Seller and Buyer shall provide prompt notification to the other when it becomes aware that any consent or approval referred to in this Section 6.3 is obtained, taken, made, given or denied, as applicable.

6.4Resignation and Removal. Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, Seller shall cause or accept the resignation or removal of any manager, partner, officer and/or director, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee of each Company.

6.5Payments; Distributions.    Notwithstanding anything in this Agreement to the contrary, at or prior to Closing:

(a)Seller will, or will cause the Companies to, pay all Transaction Expenses;

(b)Seller will, or will cause the Companies to, deliver reasonable and customary evidence demonstrating the release of all Liens for Indebtedness of the Companies on the Assets of the Companies (other than Permitted Liens);

(c)Seller will cause, any accounts payable and/or accounts receivable between any Company, on the one hand, and a Non-Company Affiliate, on the other hand, to be paid in full; and

(d)Seller may cause the Companies to pay cash dividends and/or cash distributions to Seller or its Affiliates.

6.6Tax Matters.

(a)Tax Returns.

(i)Seller shall prepare or cause to be prepared and file or cause to be filed a 2022 Form 1065, U.S. Return of Partnership Income, of which Summit Parent is the primary filer, which report shall include all items and activities of the Companies through and including the Closing Date.

(ii)Seller shall prepare or cause to be prepared any Tax Return of any Company required to be filed after the Closing Date (other than the Tax Return set forth in Section 6.6(a)(i)) for all Tax periods ending on or before the Closing Date. Such Tax Returns shall be prepared on a basis consistent with the past practice of Seller and the Companies except to the extent otherwise required by applicable Law. Reasonably in advance of the due date for the filing of any such Tax Return, Seller shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and reasonable comment. Seller will (x) cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy thereof to Seller, and (y) timely pay the Taxes shown due thereon.

(iii)Buyer shall prepare or cause to be prepared any Tax Return of any Company for any Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with the past practice of the Seller and the Companies except to the extent otherwise required by applicable Law. Reasonably in advance of the due date for the filing of any such Tax Return, Buyer shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment. Buyer will (x) cause such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy thereof to Seller, and (y) timely pay the Taxes shown due thereon.

(b)Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period:

(i)Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be allocated between the portion of such Straddle Period ending immediately prior to the Closing Date and the portion of such Straddle Period beginning on the Closing Date on a “closing of the books” basis by assuming the books of the Companies were closed at the end of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of such Straddle Period ending at the end of the Closing Date and the portion of such Straddle Period beginning on the Closing Date in proportion to the number of days in each period.

(ii)Taxes that are imposed on a periodic basis with respect to the assets of the Companies shall be allocated between the portion of such Straddle Period ending immediately prior to the Closing Date and the portion of such Straddle Period beginning on the Closing Date by prorating each such Tax based on the number of days in the applicable Straddle Period that occur before the Closing Date, on the one hand, and the number of days in such Straddle Period that occur on and after the Closing Date, on the other hand. Consistent with the foregoing, the amount of such Taxes that is allocable to the portion of the Straddle Period (1) ending immediately prior to the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending immediately prior to the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and (2) beginning on the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days from (and including) the Closing Date through the end of the Straddle Period, and the denominator of which is the number of calendar days in the entire Straddle Period. Such proration shall, initially, be based on the most recent Tax statements, received by the Seller as of the Closing Date. Following the Closing Date, each party shall, upon request of the other party, immediately reimburse the other party for any such Taxes for which said party is responsible but have been paid by the other party.

(c)Transfer Taxes. Buyer shall bear and pay all transfer, sales, use, stamp, registration or other similar Taxes and any documentary, filing or recording fees resulting from the transfer of the Interests to Buyer pursuant to this Agreement (“Transfer Taxes”). Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d)Cooperation. Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Companies (each a “Tax Proceeding”). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)Amended Tax Returns. No amended Tax Return with respect to a Pre- Closing Period or Straddle Period shall be filed by or on behalf of any Company without the prior written consent of Seller.

(f)Purchase Price Allocation.

(i)Seller shall prepare or cause to be prepared an allocation schedule (the “Allocation Schedule”), allocating the Purchase Price (plus any other items that are properly treated as consideration for U.S. federal income Tax purposes) among the Companies’ assets in a manner consistent with Section 1060 of the Code. Seller shall deliver the Allocation Schedule to Buyer within 120 days after the Closing Date for Buyer’s review and reasonable comments. Within 30 days after receiving such Allocation Schedule, Buyer shall notify Seller in writing if Buyer has any objections to the allocations on the Allocation Schedule and shall specify the basis for any such objections. If Buyer does not notify Seller of any objection to the Allocation Schedule, then it shall be deemed agreed to by Seller and Buyer and the Allocation Schedule shall be final and binding. If Buyer objects to any allocations on the Allocation Schedule, then Seller and Buyer shall negotiate in good faith to resolve any disagreement regarding the Allocation Schedule as soon as practicable (taking into account the due date of any Tax Returns on which the allocation set forth in the Allocation Schedule is required to be reflected) and memorialize the agreed allocation in a final Allocation Schedule, which shall be final and binding. If Buyer and Seller working in good faith are unable to agree on such disputed items on or prior to the 15th day following the date Buyer provides notice to Seller of any objections to the Allocation Schedule, then either Party may refer such dispute to PricewaterhouseCoopers LLP or, if that firm declines to act as provided in this Section 6.6(f), another firm of independent public accountants, mutually acceptable to Buyer and Seller, which firm shall make a final and binding determination as to all matters in dispute on a timely basis and promptly shall notify the Parties in writing of its resolution. Such accounting firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. The costs of such review and report shall be borne by Buyer, on the one hand, and the Seller, on the other hand, in proportion to the aggregate dollar amounts of such dispute(s) resolved in favor of the Buyer compared to the aggregate dollar amounts of such dispute(s) resolved in favor of the Seller (as determined by the accounting firm). The final Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.

(ii)Buyer and Seller shall file all Tax Returns for Tax purposes consistent with the Allocation Schedule, as adjusted. None of Buyer, Seller, the Companies or their respective Affiliates shall take any position on any filed Tax Return that is inconsistent with the Allocation Schedule unless required to do so by applicable Law. If any Governmental Authority disputes the allocation set forth in the Allocation Schedule, the Party receiving notice of the dispute shall promptly notify the other Party of such dispute. Notwithstanding anything in this Section 6.6(f) to the contrary, neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Allocation Schedule.

6.7Public Announcements. The Parties will maintain the confidentiality of this Agreement and its terms except that any Party may disclose this Agreement or any of its terms to any of the following if advised of the confidentiality obligations of such information: (a) any direct and indirect holders of Equity Interests in such Party or any Affiliate of such Party and (b) any potential lender to such Party. No Party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict disclosures (i) to the extent required (upon advice of counsel) by applicable Law or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (ii) made by either Party without reference to the other Party or any of the material terms of this Agreement or the transactions contemplated hereby.

6.8Removal of Name. Effective immediately after the Closing, Buyer shall change the name of each Company so as not to include “Summit” or any variants thereof and shall provide evidence thereof to Seller. As promptly as practicable, but in any case within 60 days after the Closing Date, Buyer shall take all commercially reasonable steps to eliminate the name “Summit” and any variants thereof from the Assets of each Company, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

6.9Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall and shall cause the Companies, as applicable, to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

6.10R&W Policy. As of the date hereof, Buyer has obtained and conditionally bound the R&W Policy, which policy expressly provides that (a) the insurer(s) issuing such policy have waived or otherwise shall not pursue any subrogation, contribution or other rights against Seller or any of its Affiliates and/or any of their respective past, present or future Representatives, except in the case of Actual Fraud by Seller, and (b) each of Seller, its Affiliates, and their respective past, present or future Representatives may rely upon and enforce such waiver of subrogation, contribution and other rights as express third party beneficiaries of such waiver of subrogation, contribution and other rights provisions. The aggregate amount of the premium with respect to the R&W Policy, together with the related underwriting fees, due diligence fees, net brokerage fees, premium Taxes and any other fees of the insurer relating to the R&W Policy shall, in the aggregate, be paid 50% by Buyer, on the one hand, and 50% by Seller, on the other hand, with such amounts being paid by the Parties when such payments are due under the R&W Policy and under the engagement letter with AON Risk Services Northeast, Inc. related to is insurance brokerage services. From and after inception of the R&W Policy, unless terminated in its entirety, Buyer shall not (and shall cause its Affiliates not to) amend, modify, or otherwise change, terminate, or waive any provision of the R&W Policy in a manner materially adverse to Seller, any of its Affiliates or any of their respective Representatives, including any rights of the insurer to subrogate or seek recovery from Seller, any of Seller’s Affiliates or any of Seller’s Representatives.

6.11Confidentiality. For a period of two years after Closing, Seller shall, and shall cause its Affiliates (excluding, for the avoidance of doubt, Buyer and the Companies) and direct its Representatives to, treat as confidential and not disclose or otherwise use (including for competitive purposes) any and all Confidential Material except (a) for use under this Agreement or as otherwise agreed to in writing by Buyer, (b) for disclosures to any Governmental Authority having jurisdiction to require disclosure or to any arbitral body or in connection with any routine audit, supervisory examination, regulatory sweep or other regulatory inquiry to the extent required by same, (c) as otherwise may be required by Law, (d) for disclosures during the course of litigation or in connection with enforcing any rights under this Agreement or any Transaction Document, (e) as required for internal audit, financial and tax purposes, or (f) for disclosures to its Representatives in the ordinary course of business.

6.12No Shop. During the Interim Period, the Seller shall not, and shall cause the Companies and their respective Affiliates and the directors, officers, employees, managers, members, agents, advisors or other Representatives to not, solicit, entertain or accept any offer to purchase, or make any offer to sell the Companies. Furthermore, during the Interim Period, Seller shall, and shall cause the Companies and their respective Affiliates and Representatives to, deal exclusively with the Buyer, its Affiliates and their Representatives with respect to the transactions contemplated by this Agreement. The Seller shall not, and shall cause the Companies and their respective Affiliates and Representatives to not, directly or indirectly, facilitate, encourage, solicit or entertain offers or inquiries from, participate in negotiations or discussions with, enter into any agreement or letter of intent with, or disclose any non-public information to, any other person or entity, in each case, with respect to the transactions contemplated by this Agreement, any sale of the Companies, merger or similar transaction or any other transaction having substantially the same economic effect.

6.13Release.

(a)Effective as of the Closing, absent any Actual Fraud, Seller (on its own and on behalf of its Affiliates and each of their respective direct and indirect equityholders, successors and assigns) hereby unconditionally and irrevocably and forever releases and discharges Buyer and the Companies and all of their respective past, present and future directors, officers, mangers, members, equityholders and employees, and all of the foregoing Persons’ successors, assigns and agents (each, a “Buyer Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, Proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, contingent or unconditional, matured or unmatured, fixed or variable, suspected or unsuspected, in contract or tort, at Law or in equity, direct or indirect that Seller (or any of its Affiliates and each of their respective direct and indirect equityholders, successors and assigns) ever had, now has or ever may have or claim to have against any Buyer Released Party, that arise out of, relate to, or are in any way connected with Seller’s (or any of Seller’s Affiliates or Seller’s or such Affiliate’s respective direct and indirect equityholders, successors and assigns) past or present (x) direct or indirect ownership of any equity securities issued by the Companies or (y) relationship with the Companies (each, a “Seller Released Claim”); provided, however, that this release shall not affect (a) any Seller Released Claims related to the rights of Seller or its Affiliates under this Agreement or any Transaction Document, including any breach or alleged breach of or liabilities under this Agreement or any other Transaction Documents or any recourse or similar rights of Seller or its Affiliates set forth in this Agreement or (b) any right to indemnification, exculpation or advancement of expenses, whether under corporate indemnification, director and officer insurance or otherwise, to which any individual may be entitled as a result of such individual’s service as a director, manager, officer, or employee of the Companies. For purposes of clarification and avoidance of doubt, notwithstanding any other provision of the release in this Section 6.13(a), this release does not (i) waive or release any claim for breach or enforcement of this release, or (ii) waive or release any right or claim that may not be waived or released by applicable Law.

(b)Effective as of the Closing, absent any Actual Fraud, Buyer (on its own and on behalf of its Affiliates, including after the Closing, the Companies, and each of their respective direct and indirect equityholders, successors and assigns) hereby unconditionally and irrevocably and forever releases and discharges Seller and its Affiliates and all of their respective past, present and future directors, officers, mangers, members, equityholders and employees, and all of the foregoing Persons’ successors, assigns and agents (each, a “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, Proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, contingent or unconditional, matured or unmatured, fixed or variable, suspected or unsuspected, in contract or tort, at Law or in equity, direct or indirect that Buyer (or any of its Affiliates, including the Companies, and each of their respective direct and indirect equityholders, successors and assigns) ever had, now has or ever may have or claim to have against any Seller Released Party, that arise out of, relate to, or are in any way connected with the Companies, the Companies’ Assets, or the Business, including the direct or indirect ownership of any equity securities issued by the Companies (each, a “Buyer Released Claim”); provided, however, that this release shall not affect any Buyer Released Claims related to the rights of Buyer under this Agreement or any Transaction Document, including any breach or alleged breach of or liabilities under this Agreement or any other Transaction Documents or any recourse or similar rights of Buyer set forth in this Agreement. For purposes of clarification and avoidance of doubt, notwithstanding any other provision of the release in this Section 6.13(b), this release does not (i) waive or release any claim for breach or enforcement of this release, or (ii) waive or release any right or claim that may not be waived or released by applicable Law.

6.14Non-Solicitation and Non-Competition.

(a)As a material inducement for Buyer to enter into this Agreement, and in order to protect the goodwill that is conveyed hereunder, Seller agrees to comply and shall cause its Affiliates (collectively, the “Restricted Parties” and each a “Restricted Party”) to comply with the terms of this Section 6.14.

(b)Until the 18-month anniversary of the Closing Date, Seller will not and will cause each Restricted Party to not, directly or indirectly through any Person (whether as an officer, director, manager, member, employee, partner or equityholder), solicit, induce or hire, or attempt to solicit, induce or hire, or otherwise encourage any Continuing Employee to terminate such Person’s employment with (in the case of an employee) or cease providing such Person’s services to (in the case of a consultant or agent) the Companies, Buyer or any of Buyer’s Affiliates; provided that the Restricted Parties shall not be precluded from conducting general solicitations for employment or other services contained in a newspaper, other periodical or on the internet or hiring any such Continuing Employee who responds thereto, so long as such solicitations are not targeted at employees, consultants or agents of the Companies, Buyer or any of Buyer’s Affiliates or from hiring any such Continuing Employee whose employment with the Companies, Buyer or any of Buyer’s Affiliates has been terminated for a period of sixty (60) days.

(c)Until the 12-month anniversary of the Closing Date, the Restricted Parties shall not directly or indirectly manage, operate, own, or provide funding to or invest in any Person that manages or operates any gas gathering system or gas processing plant in each case that is located within twenty (20) miles of the Lane Gas Processing Facility (the “Competitive Activities”). Notwithstanding the foregoing, none of the following shall be deemed a violation of this Section 6.14 nor shall the restrictive covenants in this Section 6.14 prevent or prohibit the Restricted Parties from taking any of the following actions:

(i)engaging in or consummating a Change of Control, including if a Person or Persons become an Affiliate of Seller as a result of the Change of Control and such Person or Persons engages in Competitive Activities at the time of such Change of Control;

(ii)entering into or consummating any merger, joint venture or any other business transaction or combination with any Person that participates in the Competitive Activities at the time of the closing of such merger, joint venture or business transaction or combination, so long as neither the Seller nor its Affiliates manages or exercises control over the Competitive Activities of such Person;

(iii)acquiring a direct or indirect interest, by joint venture, merger, stock purchase, asset purchase or other business purchase or combination, in a business (the “Acquired Business”) that is engaged in the Competitive Activities so long as the Competitive Activities do not represent more than fifty percent (50%) of the gross revenues of such Acquired Business;

(iv)engaging in any (A) expansion or extension of the Double E Pipeline, including interconnecting the Double E Pipeline with other systems, or (B) managing, operating, owning, funding, or investing in any Person or business development activity to increase Double E Pipeline’s access to or receipts of natural gas supplies downstream of processing; or

(v)performing services for or engaging in any business with Buyer or any of its Affiliates or Subsidiaries, including performing any duties or obligations as may be required pursuant to the Transition Services Agreement.

Notwithstanding anything to the contrary in this Section 6.14, the Parties acknowledge and agree that in the event of a Change of Control, this Section 6.14 shall terminate and Seller and its Affiliates shall no longer be bound by or subject to the restrictive covenants herein.

(d)Each Restricted Party acknowledges and agrees that the scope of activity restrictions, and duration of the covenants contained in Section 6.14(b) and Section 6.14(c) are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the Restricted Parties’

level of control over and contact with the Companies’ and Buyer’s (and any of its respective subsidiaries’) business, and association with the Companies and Buyer’s (and any of its respective subsidiaries’) goodwill in all jurisdictions in which the Companies and Buyer (and any of its respective subsidiaries) conduct business; and (ii) the consideration that Seller is receiving in connection with the transactions contemplated by this Agreement and the goodwill being conveyed and for which Buyer is paying. Each Restricted Party further acknowledges and agrees that the restrictions set forth in Section 6.14(b) and Section 6.14(c) do not impose any greater restraint than is necessary to protect the legitimate business interests of Buyer, have been specifically negotiated by sophisticated commercial parties, and constitute a material inducement for Buyer enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in Section 6.14(b) and Section 6.14(c) and each provision (and portion) hereof are severable and distinct covenants and provisions (and portions). The invalidity or unenforceability of any such covenant or provision (or portion) as written shall not invalidate or render unenforceable the remaining covenants or provisions (or portions) hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision (or portion) in any other jurisdiction. It is the desire and intent of the Buyer and the Restricted Parties that the provisions of Section 6.14(b) and Section 6.14(c) (and all portions thereof) be enforced to the fullest extent permitted under applicable Law. Each Restricted Party acknowledges that Section 6.14(b) and Section 6.14(c) are reasonable and enforceable in all respects; nonetheless, if any of the restrictions of Section 6.14(b) and Section 6.14(c) (or any portions thereof) are found by a court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, Buyer and the Restricted Parties intend that such restrictions (and the applicable portions thereof) shall not be thereby terminated but shall be modified by such court of competent jurisdiction so as to be valid and enforceable and, as so modified, to be fully enforced. Each Restricted Party further acknowledges that a breach or threatened breach of Section 6.14(b) and Section 6.14(c) would cause irreparable harm to Buyer for which it would have no adequate remedy at Law, that it would be impractical and extremely difficult to determine Buyer’s and its Affiliates’ damages in the event of a breach or threatened breach, and that Buyer and its Affiliates shall be entitled to seek immediate injunctive relief and specific performance as remedies for any such breach in accordance with Section 10.24. Such remedies shall not be the exclusive remedies for a breach or threatened breach of Section 6.14(b) and Section 6.14(c) but shall be in addition to all other remedies available at law an equity, including the recovery of damages.

6.15Notice of Events. During the Interim Period, the Seller shall, on behalf of themselves and the Companies, deliver written notice to Buyer (each such notice, a “Supplement”) if any Company or Seller become aware of any matter first arising or first occurring during the Interim Period as necessary to complete or correct any information in the Schedules with respect to any representation or warranty or any breach of any covenant set forth herein. For all purposes of this Agreement, the Schedules shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude all information contained in any supplement or modification thereto. Notwithstanding the foregoing, the Seller shall only have an obligation to deliver a Supplement in the event that such matter has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.16Assignment and Assumption of Certain Excluded Liabilities. Prior to the Closing, Seller shall use commercially reasonable efforts to cause the Companies, as applicable, to convey and assign to Seller the Excluded Claims, including a partial assignment of any necessary associated portions of any agreements related to the Excluded Claims, and Seller shall assume the Excluded Claims; provided, however, that such assignment and assumption shall not be a condition to Closing required under Article VII, nor shall compliance by Seller with this Section 6.16 in any event constitute a breach or non-compliance by Seller for purposes of Section 7.2 or for purposes of termination of this Agreement pursuant to Article IX.

6.17Continuing Employees. Beginning on the date hereof, Seller shall make available to Buyer each of the Subject Employees listed on Schedule 6.17 to discuss potential continuing employment following the Closing with a Company, Buyer or an Affiliate of Buyer. Seller agrees that it will not directly or indirectly discourage any of such Subject Employees from accepting an offer of employment from Buyer. Buyer shall provide Seller, in writing, not later than three (3) calendar days prior to the Closing Date, a list of those Subject Employees who have accepted offers to begin employment with a Company, Buyer or an Affiliate of Buyer as of and immediately after the Closing (each, a “Continuing Employee”). Further, Seller agrees that it will use commercially reasonable efforts to reasonably assist Buyer in communicating with the Continuing Employees regarding the transactions contemplated by this Agreement.

6.18Third Party Consents. Seller shall obtain and deliver all consents set forth on Schedule 6.18 in form and substance reasonably satisfactory to Buyer prior to the Closing.

6.19IRB Arrangement. Immediately prior to or in connection with the Closing, the Seller shall cause the Companies, as applicable, to repay and terminate the IRB Arrangement and shall cause Summit Permian to purchase the IRB Assets.

6.20Double E. Buyer shall, and shall cause MRC Permian to, reasonably cooperate with Seller in connection with the capacity release from the Double E FTSA from Summit Marketing to MRC Permian.

6.21Surety Bond Replacement. From and after the date hereof, Buyer shall use commercially reasonable efforts to, and in any event within fifteen (15) days following Closing, Buyer shall cause Summit Permian to, obtain replacement surety bonds for those such bonds listed on Schedule 3.18 and provide evidence of the same to Seller. After Seller receives evidence of the replacement surety bonds from Buyer, Seller shall terminate the existing surety bonds set forth on Schedule 3.18. From and after the Closing until such surety bonds have been so replaced and terminated in accordance with this Section 6.21, Buyer shall indemnify the Seller and its Affiliates from and against any losses actually incurred by any of them arising out of or with respect to any of the then-outstanding surety bonds.

6.22Termination of Summit Marketing Transaction Confirmation. Immediately prior to or in connection with the Closing, the Seller shall cause Summit Permian and Summit Marketing to terminate that certain Transaction Confirmation.

6.23Post-Closing Matters. Following the Closing, Seller shall use its commercially reasonable efforts to take the actions described on Exhibit H.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion); provided, that Buyer may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure has been primarily caused by, or is primarily the result of, Buyer’s failure to comply with its obligations under this Agreement:

7.1Representations and Warranties. (i) The Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except for any de minimis breaches; and (ii) all other representations and warranties of Seller made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date in all material respects (other than those representations and warranties of Seller that are qualified as to materiality or a Material Adverse Effect, which shall be true and correct in all respects) (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except in the case of this clause (ii) for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.

7.2Performance. Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing.

7.3No Material Adverse Effect. During the Interim Period, no Material Adverse Effect shall have occurred and be continuing.

7.4Officer’s Certificate. Seller shall have delivered to Buyer at the Closing an officer’s certificate, dated as of the Closing Date, certifying as to the matters set forth in Section 7.1 Section 7.2 and Section 7.3.

7.5Orders and Laws. There shall not be any Law or current Proceedings restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

7.6Deliverables. The Seller shall have delivered, caused to be delivered, or be ready, willing and able to deliver, to Buyer the deliverables contemplated by Section 2.4.

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion); provided, that Seller may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure has been primarily caused by, or is primarily the result of, Seller’s failure to comply with its obligations under this Agreement:

8.1Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except for any de minimis breaches; and (ii) all other representations and warranties of Buyer made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date in all material respects (other than those representations and warranties of Buyer that are qualified as to materiality or a material adverse effect, which shall be true and correct in all respects) (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except in the case of this clause (ii) for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated herein.

8.2Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

8.3Officer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, certifying as to the matters set forth in Section 8.1 and Section 8.2.

8.4Orders and Laws. There shall not be any Law or current Proceedings restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

8.5Deliverables. The Buyer shall have delivered, caused to be delivered, or be ready, willing and able to deliver, to Seller the deliverables contemplated by Section 2.5.

8.6Double E FTSA. The Double E FTSA shall have been permanently released from Summit Marketing to MRC Permian Company.

ARTICLE IX TERMINATION

9.1Right of Termination. Prior to Closing, this Agreement may be terminated:

(a)By written consent of Seller and Buyer;

(b)By Seller or Buyer if the Closing has not occurred before 60 days after the date hereof (the “Outside Date”), unless such failure of the Closing to occur on or prior to the Outside Date is due to such Party’s failure to perform or comply with any of its obligations under this Agreement will have been the primary cause of, or will have resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)By Seller or Buyer if consummation of the transactions contemplated by this Agreement is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order that has not been vacated, withdrawn or overturned (other than a temporary restraining order) of a Governmental Authority having competent jurisdiction or the terms of any Law; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the enactment, promulgation, issuance, entry, enforcement or adoption of such Law or issuance of such order was primarily due to the failure of such Party to perform or comply with any of its obligations under this Agreement;

(d)By Seller, if Seller is not then in material breach of any provision of this Agreement, if satisfaction of any of the conditions in Article VIII on or prior to the Outside Date is or becomes impossible (other than through failure of Seller to comply with its obligations under this Agreement), and such breach, if curable, is not cured within 10 days after receipt of written notice thereof from Seller; provided, however, that if, at the end of such 10-day period, Buyer is proceeding in good faith to cure such breach, Buyer shall have an additional 10 days from the end of such 10-day period to effect such cure (or any shorter period of time that remains between the date Seller provides written notice of such violation or breach and the Outside Date); or

(e)By Buyer, if Buyer is not then in material breach of any provision of this Agreement, if satisfaction of any of the conditions in Article VII on or prior to the Outside Date is or becomes impossible (other than through failure of Buyer to comply with its obligations under this Agreement); provided, however, that if, at the end of such 10-day period, Seller is proceeding in good faith to cure such breach, Seller shall have an additional 10 days from the end of such 10- day period to effect such cure (or any shorter period of time that remains between the date Buyer provides written notice of such violation or breach and the Outside Date).

9.2Effect of Termination.

(a)If any Party terminates this Agreement pursuant to Section 9.1, then such Party shall promptly give notice to the other Party, specifying the provision hereof pursuant to which such termination is made, and all obligations and liabilities of the Parties under this Agreement shall terminate and become void and neither Party shall have any further rights against the other Party by virtue of this Agreement for breach of any representation, warranty, covenant or agreement, save and except the Parties’ rights and obligations under Section 9.2(b) and Section 9.2(c); provided, however, that the terms of Section 6.2(b), Section 6.2(c), Section 6.11 (which shall survive in accordance with its terms), this Section 9.2, Section 9.2(b), Section 10.10, Section 10.13, Section 10.14, Section 10.15, Section 10.16, Section 10.17, Section 10.18, Section 10.19, Section 10.20, Section 10.21, Section 10.22, Section 10.23, Section 10.24, Section 10.25 and Section 10.26 shall remain in full force and effect and survive any termination of this Agreement. Upon the termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the Companies, the Interests and the Assets of the Companies and to sell, transfer, encumber or otherwise dispose of the same to any Person without any restriction under this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

(b)If at the time this Agreement is terminated by Seller pursuant to Section 9.1(b) or Section 9.1(d), Buyer is in material breach and Seller is not in breach of this Agreement and is otherwise ready, willing and able to consummate the Closing, then Seller may pursue all available remedies at law or in equity against the Buyer, including seeking to obtain a money judgment against the Buyer for any damage to the Seller that may result from any breach by the Buyer of any of its representations, warranties or covenants contained in this Agreement.

(c)If at the time this Agreement is terminated by Buyer pursuant to Section 9.1(b) or Section 9.1(e), Seller is in material breach and Buyer is not in breach of this Agreement and is otherwise ready, willing and able to consummate the Closing, Buyer may pursue all available remedies at law or in equity against the Seller, including seeking to obtain a money judgment against the Seller for any damage to the Buyer that may result from any breach by the Seller of any of its representations, warranties or covenants contained in this Agreement.

9.3Return of Documentation. Upon termination of this Agreement, Buyer shall return to Seller all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by or on behalf of Seller to Buyer in connection with its due diligence investigation of the Companies, the Interests and the Assets of the Companies, and an officer of Buyer shall certify same to Seller in writing.

ARTICLE X MISCELLANEOUS

10.1Survival.

(a)The Fundamental Representations of the Parties shall survive until the termination of the statute of limitations for any underlying claim.

(b)All other representations and warranties of the Seller contained in this Agreement, or in any instrument or certificate delivered pursuant to this Agreement, shall terminate as of the Closing and no claim shall be brought with respect to any such representation or warranty from and after the Closing; provided, however, this Section 10.1(b) shall not affect the time periods during which any claim by Buyer may be made solely under the R&W Policy and solely for the purposes of the R&W Policy, all such representations and warranties shall survive until the expiration of the R&W Policy pursuant to its terms.

(c)The agreements, obligations and covenants of the Parties contained in this Agreement, to the extent such agreements, obligations or covenants do not by their terms require performance in whole or in part after the Closing and any other rights arising out of any breach of such agreements, obligations or covenants shall terminate at the Closing and no claim shall be brought with respect to any such agreements, obligations and covenants from and after the Closing. The agreements, obligations and covenants of the Parties contained in this Agreement, to the extent such agreements, obligations or covenants by their terms require performance in whole or in part after the Closing, shall survive until the earlier of the time that they are fully discharged or the expiration of the applicable statute of limitations and no claim shall be brought with respect to any such agreements, obligations and covenants from and after such time.

(d)No indemnifying Person will be liable for any Losses that are subject to indemnification under Section 10.3 or Section 10.4 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 P.M. Central Time on the date pursuant to this Section 10.1 on which the survival period of the applicable representations and warranties or covenants expires, to assert a Claim for indemnification describing such Claim in reasonable detail, including the factual circumstances giving rise to and the provisions under this Agreement on which such Claim is based. In the event notice of any claim for indemnification under this Article X has been given within the applicable survival period, the representations, warranties or covenants that are the subject of such Indemnification Claim shall survive solely with respect to such claim until such time as such claim is finally resolved, it being understood that such representations, warranties and covenants shall not survive with respect to any other claim that has not been timely given within such survival period.

10.2Sole and Exclusive Remedy. Subject to Section 10.3, after the Closing, except in the case of Actual Fraud, the sole and exclusive remedy of Buyer and its Affiliates with respect to the breach of any representations and warranties of Seller pursuant to Section 10.1(b) shall be limited to the R&W Policy (including, for the avoidance of doubt, whether Buyer obtains such R&W Policy at or after the Closing, if at all, and maintains, following the Closing, the R&W Policy, whether the R&W Policy is revoked, cancelled or modified in any manner after the Closing, or whether any Proceeding by Buyer or any of its Affiliates or Representatives is denied under the R&W Policy). Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that following the Closing, neither Seller nor any of its Affiliates or Representatives shall have any liability for any breach or inaccuracy of any representation or warranty within Section 10.1(b), except in the event of Actual Fraud. For the avoidance of doubt, the absence of coverage under the R&W Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Policy to be in full force and effect for any reason, shall not expand, alter, amend, change or otherwise affect Seller’s or its Affiliates’ or Representatives’ or any of their respective successors’ and assigns’ liability under this Agreement.

10.3Indemnification by Seller. Seller hereby agrees to indemnify and hold harmless the Buyer, its Affiliates and the respective directors, managers, officers, employees, successors and permitted assigns of any of the foregoing (“Buyer Indemnified Parties”) from and against any and all Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

(a)any misrepresentation or breach of any of the Seller Fundamental Representations made by the Seller in this Agreement;

(b)the breach by Seller of any covenant in this Agreement or any Transaction Document by Seller;

(c)(i) any Taxes of Seller, (ii) any Taxes of the Companies for all Pre-Closing Periods, and (iii) with respect to any Straddle Period, any Taxes of the Companies attributable to the portion of such Straddle Period that ends on and includes the Closing Date;

(d)any Indebtedness of the Company outstanding as of the Closing to the extent not deducted in the Purchase Price;

(e)any Proceeding pending as of the Closing; and

(f)any Excluded Liability.

10.4Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Seller, its Affiliates and the respective directors, managers, officers, employees, successors and permitted assigns of any of the foregoing (“Seller Indemnified Parties”) from and against any and all Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

(a)any misrepresentation or breach of any of the Buyer Fundamental Representations made by the Buyer in this Agreement;
(b)the breach of any covenant in this Agreement or any Transaction Document by buyer.

10.5Indemnification Order of Recovery.

(a)In the event any Buyer Indemnified Parties seek indemnification from Seller for Losses arising based on matters set forth in Section 10.3(a) or Section 10.3(c), Buyer shall first use commercially reasonable efforts to promptly seek collection and recovery pursuant to the R&W Policy to the fullest extent of the limits under the R&W Policy; provided, however, that nothing shall require the Buyer to commence litigation to recover proceeds under such R&W Policy. In the event Buyer is unable to recover for such Losses in accordance with the foregoing, Buyer may seek recovery for such Losses directly from the Seller.

(b)Subject to Section 10.5(a), in the event Buyer Indemnified Parties seek indemnification from Seller for any Losses arising from Actual Fraud or any other matters set forth in Section 10.3, Buyer may seek recovery for such Losses directly from the Seller.

(c)In the event Seller Indemnified Parties seek indemnification from Buyer for any Losses arising from Section 10.4, Seller may seek recovery for such Losses directly from the Buyer.

10.6Limits on Indemnification.

(a)Notwithstanding anything to the contrary herein, absent Actual Fraud, in no event shall the aggregate liability of the Seller in connection with this Agreement or the Transaction Documents, including the transactions contemplated herein and therein, exceed the Purchase Price.

(b)The Buyer Indemnified Parties shall take, and shall cause the Companies to take, all commercially reasonable steps to mitigate a Loss upon becoming aware thereof and of the event which gives rise thereto. The Seller Indemnified Parties shall take and cause their respective Affiliates to take all commercially reasonable steps to mitigate a Loss upon becoming aware thereof and of the event which gives rise thereto. Such parties will each also use commercially reasonable efforts to pursue claims and collect any amounts to which they may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise). The Parties agree that no Indemnified Party shall have any recourse under this Article X for any Losses that such Indemnified Party would not have suffered had such Indemnified Party exercised commercially reasonable efforts to mitigate such Losses within a reasonable amount of time following the discovery by such Indemnified Party of the fact, event or circumstance giving rise to such Losses (and for an Indemnified Party that is not a natural Person, the bringing to the attention of a responsible officer thereof of such fact, event or circumstance).

(c)Notwithstanding the foregoing or anything herein in the contrary, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Article X for any Loss underlying such indemnification claim to the extent that such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy (including any such change in GAAP or application thereof), in any Tax reporting practice of the Companies and in no event shall Seller have any liability for indemnification under this Article X for any Losses to the extent such Losses are caused or initiated by any action or omission by any Buyer Indemnified Party or any Company at the request or direction of any Buyer Indemnified Party, including to the extent any Losses resulted from the bad faith, gross negligence or willful misconduct of such Buyer Indemnified Parties.

(d)The amount of any and all Losses indemnifiable under this Agreement shall be determined net of any amounts actually recovered by a Buyer Indemnified Party (or any of its Affiliates) with respect to such Losses from any third party, including any indemnity, contribution or other similar payment, or under or pursuant to any insurance policy pursuant to which or under which such Buyer Indemnitee (or any of its Affiliates) has rights (including the R&W Policy), it being understood that any amounts recovered under or pursuant to any insurance policy shall be calculated net of any reasonable costs associated with pursuing such insurance proceeds and reasonable out-of-pocket costs and any costs or expenses attributable to increases in insurance premiums. If Seller has actually indemnified or held harmless Buyer or another Buyer Indemnified Party upon a claim for indemnification pursuant to this Agreement and, subsequently, there is an actual payment under the R&W Policy (whether to Buyer, another insured under the R&W Policy or a third party) for a claim involving the same or related facts that gave rise to the indemnification claim, then Buyer shall (or shall cause the other insured under the R&W Policy to) use such insurance proceeds (net of any costs of recovery or other reasonable costs and expenses related to the insurance claim) and promptly reimburse Seller for any indemnification amount previously paid by Seller.

(e)For purposes of this Article X, (i) any inaccuracy in or breach of any representation or warranty and (ii) the amount of any Losses arising from such breach of any representation or warranty, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; provided, however, that this Section 10.6 shall not apply to any reference to a Material Contract or a material Permit or Section 3.5(a).

(f)Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Party or any of its Affiliates be entitled to recover more than one time for any Loss under this Agreement, and to the extent a Party or any of its Affiliates is compensated for a matter through the adjustments provided for in Section 2.6 or otherwise, such Party and its Affiliates will not have a separate right to indemnification or adjustment in another portion of Section 2.6 for such matter. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to the indemnification obligations under this Article X as applicable, only one recovery of Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events.

10.7Indemnification Procedures.

(a)In the event that any Proceedings shall be instituted, or that any Claim shall be asserted, by any third party in respect of which payment may be sought under Section 10.3 and Section 10.4 hereof (excluding any Proceeding of a claim in respect of which payment is sought solely from the R&W Policy) (an “Indemnification Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this Agreement to be forwarded to the Indemnifying Party, including reasonable supporting details (including an estimate of the Losses associated therewith) and copies of all correspondence related thereto. The failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. With respect to any Indemnification Claim, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Indemnification Claim to the extent giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first notify the Indemnified Party in writing within thirty days after the Indemnified Party has given notice of the Indemnification Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Indemnification Claim in accordance with the terms of this Agreement (including the limitations set forth in Section 10.6). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Indemnification Claim for which the Indemnifying Party seeks to assume control (I) seeks non-monetary relief, (II) involves criminal or quasi-criminal allegations, (III) involves a claim by a Governmental Authority that would adversely affect the licensure, enrollment or certification of any of the Companies or their Affiliates, or (IV) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to prosecute or defend in good faith.

(b)In the event that the Indemnifying Party fails to elect to assume control of the defense of any Indemnification Claim in the manner set forth in Section 10.7(a), the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Indemnification Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith). If the Indemnifying Party has not yet admitted its liability to defend the

Indemnified Party against a third party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Loss and if liability is so admitted, either
(a)consent to such settlement or (b) reject, in its reasonable judgment, the proposed settlement or
(ii)deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (ii) above.

(c)If the Indemnifying Party is controlling the defense of any Indemnification Claim in accordance with Section 10.7(a), (i) the Indemnified Party may nonetheless participate, at his, her or its own expense, in the defense of such Indemnification Claim, and (ii) the Indemnifying Party will not settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed); provided, that the Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (A) is for only money damages, the full amount of which shall be paid by or on behalf of the Indemnifying Party and (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Indemnification Claim.

(d)Irrespective of which party controls the defense of any Indemnification Claim, the other parties to this Agreement will, and will cause any non-party Affiliate to, cooperate with the controlling party in such defense and make available to the controlling party all witnesses, pertinent records, materials and information in such non-controlling party’s possession or under its control relating thereto as is reasonably required by the controlling party. The parties agree that all communications between any party and counsel responsible for or participating in the defense of any Indemnification Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e)If an Indemnified Party seeks indemnification under this Article X with respect to any matter that does not involve an Indemnification Claim, the Indemnified Party shall give written notice to the Indemnifying Party promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis thereof; provided, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay, and provided further, that the Buyer Indemnified Parties shall be responsible to submit claims in respect of the R&W Policy. If the Indemnifying Party has delivered an indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. Notwithstanding Section 10.11, if the Indemnifying Party and the Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of the indemnity dispute notice, such dispute shall be resolved in accordance with Section 10.23.

(f)Any indemnification payment due and owing pursuant to this Article X shall be effected by wire transfer of immediately available funds to an account designated by the Indemnified Party within five (5) Business Days after the determination of the amount thereof, whether as a result of a final decision, judgment or award having been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder; provided, that, that any payments required to be made in accordance with the R&W Policy shall be submitted by Buyer pursuant to the R&W Policy.

(g)Notwithstanding anything to the contrary in this Section 10.7, to the extent that coverage may be available in respect of any Indemnification Claim under the R&W Policy, the insurer shall have the rights contemplated by the R&W Policy in connection with the control or participation in the defense of such Indemnification Claim, and this Section 10.7 shall not apply to the extent the rights or obligations set forth in this Section 10.7 conflict with the R&W Policy.

(h)Notwithstanding anything in this Agreement to the contrary, the Excluded Liability, including any Claims in connection therewith, shall be handled in accordance with and subject to Exhibit D.

10.8Waiver of Other Representations.

(a)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE INTERESTS, THE COMPANIES, THE ASSETS OF THE COMPANIES OR THE BUSINESS OF THE COMPANIES, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV.

(b)EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV, THE INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANIES OR THEIR ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES OR THEIR ASSETS.

10.9Exclusive Remedy. Notwithstanding anything contained herein to the contrary but subject to Section 10.24, except in the case of Actual Fraud, recovery against the R&W Policy and indemnification pursuant to the provisions of this Article X shall be the exclusive remedy for the Parties for any misrepresentation or breach of any representation, warranty, covenant, agreement or other provision contained in this Agreement, the other Transaction Documents or in any certificate or other instrument or document delivered pursuant hereto or thereto. Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein, except in the case of Actual Fraud, Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all Claims arising out of, concerning or relating, directly or indirectly, to the subject matter of this Agreement, the Interests, the Companies, the Companies’ Assets, the Business or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be recovery against the R&W Policy or indemnification pursuant to the provisions set forth in this Article X (which shall be limited and restricted as set forth herein) and the Buyer Indemnified Parties shall have no other remedy or recourse with respect to any of the foregoing other than specific performance pursuant to, and subject to the terms and conditions of, Section 10.24. Buyer acknowledges and agrees, on its own behalf and on behalf of the other Buyer Indemnified Parties, that they may not avoid the limitation on liability set forth in this Section 10.9 by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby expressly waived or (y) asserting or threatening any claim against any Person that is not a party (or a successor to a Party) for breaches of the representations, warranties or covenants contained in this Agreement.

10.10Access to Information. After the Closing Date, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Companies to grant to Seller (or its designee), access at all reasonable times to all of the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the Business in the possession of such granting party or its Affiliates (the “Records”), and shall afford the other party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under, this Agreement, and/or as required or requested by Seller or its Affiliates in connection with the Excluded Liabilities, including the defense thereof. Buyer shall maintain, and shall cause the Companies to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have the Records available with respect to Tax matters), or if any of the Records pertain to any Claim or Dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the Records designated by Seller or its Representatives until such Claim or Dispute is finally resolved and the time for all appeals has been exhausted.

10.11Dispute Resolution. In the event of any dispute, controversy or Claim between the Parties arising out of or relating to this Agreement, or the breach or invalidity thereof (collectively, a “Dispute”). The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner provided that either Party may seek to enforce his rights and remedies under this Agreement at any time. The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute, upon reasonable advance notice.

10.12Damages Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO SUCH OTHER PARTY’S INDEMNIFIED PARTIES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE

TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING LOST PROFITS, LOSS OF REVENUE OR DIMINUTION OF VALUE; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING CLAIMS RELATED TO ACTUAL FRAUD OR AN OBLIGATION OF A PARTY TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY OR THE OTHER PARTY’S INDEMNIFIED PARTIES AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

10.13Notices.Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including facsimile or delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller, to:

Summit Midstream Holdings, LLC 910 Louisiana Street, Suite 4200
Houston, TX 77002 Attn: James Johnston
Email: James.Johnston@summitmidstream.com With copies (which shall not constitute notice) to:
Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: H. William Swanstrom and Jennie Simmons
Email: BSwanstrom@lockelord.com and Jennie.Simmons@lockelord.com

If to Buyer, to:

Matador Resources Company 5400 LBJ Freeway, Suite 1500
Dallas, TX 75240 Attn: Bryan Erman
Email: berman@matadorresources.com With a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP 2501 N. Harwood, Suite 1700
Dallas, TX 75201
Attn: Jason Schumacher
Email: jschumacher@omm.com

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 10.13 shall be effective upon physical receipt. Notice given by facsimile or other electronic transmission pursuant to this Section 10.13 shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt (provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply) or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt.

10.14Entire Agreement. Except for the Confidentiality Agreement, this Agreement (including the related Exhibits and Schedules) and the other Transaction Documents supersede all prior discussions, understanding, negotiations and agreements, whether oral or written, between the Parties and/or their respective Affiliates with respect to the subject matter hereof and contain the sole and entire agreement between the Parties and their respective Affiliates hereto with respect to the subject matter hereof.

10.15Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and consummation of the transactions contemplated hereby.

10.16Disclosure. Seller may, at its option, include in the Schedules items that are not material or required by this Agreement, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. In no event shall disclosure of any matter, fact, occurrence, information or circumstance in the Schedules be deemed or interpreted to broaden the scope of the representations and warranties, obligations, covenants, conditions, indemnities or agreements contained in this Agreement, or to create any representation, warranty, obligation, covenant, condition, indemnity or agreement that is not contained in this Agreement. In particular, if the Schedules contain supplementary information not specifically required under this Agreement to be included in the Schedules, such additional matters are set forth solely for informational purposes, are not represented or warranted in this Agreement and do not necessarily include other matters of a similar nature. In addition, the disclosure of any matter in the Schedules is not to be deemed an admission against any Party that such matter actually constitutes noncompliance with or a violation of contract or Law or other topic to which such disclosure is applicable. In disclosing any matter, fact, occurrence, information or circumstance in the Schedules, no Party is waiving any attorney-client privilege associated with any such matter, fact, occurrence, information or circumstance, or any protection afforded by the “work product doctrine” with respect to any of the same. Any exception, qualification or other disclosure set forth on the Schedules attached to this Agreement with respect to a particular representation or warranty in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations or warranties contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent on the face of such disclosure that such exception, qualification or disclosure is applicable to such other representations or warranties, whether or not such exception, qualification or disclosure is so numbered.

10.17Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

10.18Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Buyer and Seller.

10.19No Third Party Beneficiary. Except for the express provisions of this Article X, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. Only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related indemnified parties under this Agreement (but shall not be obligated to do so).

10.20Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law; provided, however, Buyer shall be permitted to assign this Agreement to any Affiliate without the prior written consent of the Seller; provided further, that such assignment shall not relieve Buyer of any liabilities or obligations hereunder. Subject to this Section 10.20, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

10.21Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.22Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.23Governing Law; Enforcement.

(a)THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW. THE LAWS OF THE STATE OF TEXAS SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF. WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)The Parties hereby irrevocably submit to the exclusive jurisdiction of any court of competent jurisdiction located in Midland, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby, and each Party irrevocably agrees that all claims in respect of such dispute shall be heard and determined exclusively in such courts and each Party irrevocably agrees to not institute suit over any dispute arising out of relating to this Agreement in any other forum. The Parties irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved. Each of the Parties hereby consents to process being served by any Party in any Proceeding of the nature specified in this Agreement by the mailing of a copy thereof in the manner specified by the provisions of Section 10.13. To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 10.23.

10.24Specific Performance. Subject to the limitations set forth in this Agreement, the Parties expressly agree in the event of breach of this Agreement by either Party, the other Party will, in addition to any other rights and remedies hereunder, have the right to enforce this Agreement by seeking an order for specific performance of the Parties’ obligations hereunder.

10.25No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Party hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non- Recourse Party.

10.26Legal Representation. Following the Closing, Locke Lord, LLP may serve as counsel to Seller and its Non-Recourse Parties in connection with any litigation, claim or obligation arising out of or relating to this Agreement, notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent Seller and its Affiliates shall be solely that of Locke Lord, LLP. Any privilege attaching as a result of Locke Lord, LLP representing Seller or any of its Non-Recourse Parties (including the Companies) in connection with this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by Seller; provided, further, that in the event that any dispute arises after the Closing between Buyer or any Company, on the one hand, and any party other than the Parties or any of their respective Affiliates, on the other hand, then Buyer and the Companies may assert such privilege to prevent the disclosure of any Privileged Communications by Locke Lord, LLP to such third party. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of Locke Lord, LLP representing the Companies in connection with this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Seller. As to any privileged attorney client communications between Locke Lord, LLP and the Companies prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, together with any of its Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing.

10.27Summit Parent. Summit Parent agrees to be jointly and severally liable with Seller under Section 10.3(f) of this Agreement solely related to all Losses arising from, based upon, related to or associated with the Excluded Claims; provided however, that Summit Parent is a party to this Agreement for such sole purpose but further agrees to be bound to the provisions of this Agreement necessary for Buyer to have the rights and remedies against Summit Parent as Buyer would have against Seller under Section 10.3(f) of this Agreement related to all Losses arising from, based upon, related to or associated with the Excluded Claims.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

SUMMIT MIDSTREAM HOLDINGS, LLC

By:
Name: J. Heath Deneke
Title: Chief Executive Officer

FOR THE LIMITED PURPOSES AS SET
FORTH IN SECTION 10.27

SUMMIT PARENT:

SUMMIT MIDSTREAM PARTNERS, LP
By: Summit Midstream GP, LLC, its General
Partner

By:
Name: J. Heath Deneke
Title: Chief Executive Officer

BUYER:

LONGWOOD GATHERING AND DISPOSAL
SYSTEMS, LP

By: Longwood Gathering and Disposal Systems
GP, Inc., its General Partner

By:
Name: G. Gregg Krug
Title: Executive Vice President - Marketing and
Midstream Strategy